Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

AIM DEVELOPMENT (USA) LLC,

as Buyer,

and

VERSO PAPER LLC

and

VERSO MAINE POWER HOLDINGS LLC,

as Sellers

December 5, 2014

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into on December 5, 2014, among AIM DEVELOPMENT (USA) LLC, a Delaware limited liability company (“Buyer”), VERSO PAPER LLC, a Delaware limited liability company (“VP”), and VERSO MAINE POWER HOLDINGS LLC, a Delaware limited liability company (“VMP” and, together with VP, “Sellers”):

WITNESSETH:

WHEREAS, VP is the owner of all of the outstanding membership interests (the “VB Interests”) in Verso Bucksport LLC (“VB”), a Delaware limited liability company that owns and operates electric generating facilities located in Bucksport, Maine having a combined generating capacity of 303 MW (together with the VBP Assets (as hereinafter defined), the “Facilities”) and the adjacent paper manufacturing facility and the other properties and facilities related to the operation of such mill facility (including the Landfill (as hereinafter defined)) (the “Mill” and, together with the Facilities, the “Project”), a sketch plan of which is attached as Exhibit A, and VMP is the owner of all of the outstanding membership interests (the “VBP Interests” and, together with the VB Interests, the “Interests”) in Verso Bucksport Power LLC (“VBP” and VB are referred to herein as the “Company” and collectively as the “Companies”), a Delaware limited liability company that owns and operates the VBP Assets (as hereinafter defined) which comprise a part of the Facilities; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Interests on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. For purposes of this Agreement, the terms set forth below shall be defined as follows:

“Affiliate” with respect to any party, means a party, person or entity, including the successors and assignees of such party, person or entity, that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. “Affiliate” also specifically includes, with respect to Sellers and the Companies, without limitation, Verso Paper Corp., its successors and assignees.

“Agreement” means this Membership Interest Purchase Agreement.

“Allocation Law” has the meaning given that term in Section 2.05.

“Allocation Schedule” has the meaning given that term in Section 2.05.

“Alstom Claims” means the claims asserted by Verso Paper Corp. and/or VB against Alstom Power Inc. in the Alstom Litigation.

“Alstom Liabilities” means any Liability relating to, or arising out of, the Alstom Claims, including counterclaims asserted against Verso Paper Corp. and/or VB in the Alstom Litigation.

“Alstom Litigation” means the proceedings instituted in the Chancery Court of Shelby County, Tennessee (30th Judicial District) (Case No. CH-13-1241-I) by means of a Complaint relating to work performed on Boiler No. 8 comprising a portion of the Facilities.

“American Iron & Metal Co. Inc.” means American Iron & Metal Company Inc., a Canadian corporation and indirect parent of Buyer.

“Assets” means all tangible, intangible and other assets, contracts, rights and properties used, held for use, owned or purportedly owned by VB or VBP, including, without limitation, the Equipment and the Real Property.

“Assumed Liabilities” has the meaning given that term in Section 2.05.

“ASTM Phase 1 ESA” has the meaning given that term in Section 9.03(a).

“Bangor Gas Agreement” means that certain Firm Gas Transportation Agreement, dated as of July 15, 1999, between Bangor Gas Company LLC and VBP, as assignee of H.Q. Energy Services (U.S.) Inc.

“Bangor Gas Deposit” means the amount held by Bangor Gas Company LLC as of the Closing Date pursuant to the Collateral Agreement, dated as of February 27, 2014, between Bangor Gas Company LLC and VBP (which totaled $949,540 as of the date hereof).

“Basket Amount” has the meaning given that term in Section 10.07(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Buyer” has the meaning given that term in the preamble to this Agreement.

“Buyer Group” has the meaning given that term in Section 10.02.

“Buyer Transaction Documents” has the meaning given that term in Section 4.01.

“Buyer’s Intended Use” means (i) Buyer’s or the Companies’ (or any of their respective assignees’ or successors’) use of the Included Assets for the generation of steam and electricity and for the marketing and sale of electric power and ancillary products and services, including electric generating capacity and renewable energy credits, (ii) Buyer’s or the Companies’ (or any of their respective assignees’ or successors’) use and operation of the Landfill as a landfill consistent with VB’s operations thereof in connection with VB’s operation of the Facilities prior to the date hereof, and (iii) activities involving the Mill that are consistent with Buyer’s and its Affiliates’ current principal business operations.

“Casualty/Condemnation Loss” has the meaning given that term in Section 5.11.

“CBAs” means the following collective bargaining agreements: (i) Labor Agreement, dated November 30, 2011, between Verso Paper, Bucksport Mill, and the International Association of Machinists and Aerospace Workers Lodge No. 1821; (ii) Labor Agreement, dated November 11, 2011, between Verso Paper, Bucksport Mill, and the Office and Professional Employees International Union Local No. 555; and (iii) Labor Agreement, dated May 1, 2011, between Verso Paper, Bucksport Mill, and United Steel Workers Local No. 261 and Local No. 1188 and International Brotherhood of Electrical Workers Local No. 1777.

“Change” means a material change in the use of the Project after the Closing Date, provided that a material change in use does not include an involuntary cessation in operations of all or substantially all of the Project or the operations conducted thereon required by Environmental Law or consistent with Buyer’s and its Affiliates’ current principal business operations.

“Claim” has the meaning given that term in Section 10.04.

“Closing” has the meaning given that term in Section 7.01.

“Closing Date” has the meaning given that term in Section 7.01.

“CMP Deposits” means the amount held by Central Maine Power as of the Closing Date pursuant to the Central Maine Power retail supply to VB as documented in CMP letter from Albert G. Cloutier, dated as of January 21, 2014 (which totaled $200,000 as of the date hereof), plus the amount of Replacement Security held by Central Maine Power as of the Closing Date pursuant to the Agreement for the Purchase and Sale of Capacity Value and Renewable Energy Credits between Central Maine Power Company and VB dated as of January 12, 2011 (which totaled $765,600 as of the date hereof).

“COBRA” has the meaning given that term in Section 3.15.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder.

“Companies” has the meaning given that term in the recitals to this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 21, 2014, between Verso Paper Corp. and Buyer.

“Controlling Interest Transfer Tax” means the tax imposed under 36 M.R.S. § 4641-A.2.

“Controlling Interest Transfer Tax Form” has the meaning given that term in Section 2.04.

“Core Representations” has the meaning given that term in Section 10.01.

“Corrected Schedule” has the meaning given that term in Section 8.02.

“Credit Enhancement Agreements” has the meaning given that term in Section 3.24.

“Damages” means all Liabilities, damages, punitive damages, assessments, fines, penalties, Taxes, interest, judgments and amounts paid in settlement of any character whatsoever, including, without limitation, court costs, costs of investigation, the reasonable fees and expenses of counsel, accountants, financial advisors and other experts and other expenses of litigation, but excluding lost revenues and profits and diminution in value.

“Defined Benefit Plan” has the meaning given that term in Section 3.15.

“Deposit” has the meaning given that term in Section 2.03(b).

“Effective Time” has the meaning given that term in Section 7.02.

“Employee Plans” has the meaning given that term in Section 3.15.

“Encumbrance” means any lien, mortgage, pledge, security interest, license, easement, quasi-easement, covenant, condition, declaration, imperfection of title, or other encumbrance or restriction.

“Environment” means any surface water, groundwater, drinking water supply, land surface, subsurface strata, river sediment, plant, human or animal life, natural resources, air, water vapor, surface soil, subsurface soil and any other natural resource.

“Environmental Claims” refers to any Legal Proceeding involving or relating to Environmental Conditions.

“Environmental Conditions” means any condition, known or unknown, foreseen or unforeseen, involving or related to violations or potential violations of Environmental Laws, Handling of Hazardous Materials or Releases of Hazardous Materials from, on or under (i) the Assets; (ii) from any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Project.

“Environmental Damages” means all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses involving or related to Environmental Claims (including, without limitation, the reasonable fees and expenses of counsel).

“Environmental Laws” means any Law related to: (i) the protection of the Environment and/or (ii) the Handling of Hazardous Materials. “Environmental Laws” include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f et seq.; the Occupational Health and Safety Act, as amended, 29 U.S.C. § 655 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq.; Oil Discharge Prevention and Pollution Control Law, 38 M.R.S. § 541; Underground Oil Storage Facilities and Groundwater Protection Law, 38 M.R.S. § 561 et seq., Hazardous Matter Law, 38 M.R.S. § 1317 et seq.

“Environmental Liabilities” means any Environmental Damages arising out of: (i) Environmental Conditions, (ii) Historical Environmental Liabilities, or (iii) any violation of any Environmental Permit. For the avoidance of doubt, Environmental Liabilities shall not include Environmental Damages resulting from increases in operating expenses of the Project after the Closing Date, including but not limited to, depreciation, wages, administration of environmental programs, chemicals, materials, sewer fees and permit fees or change in Environmental Law, and Historical Environmental Liabilities shall include only (a) Remedial Actions required under Environmental Laws with respect to Environmental Conditions existing as of the Closing Date and (b) Environmental Damages resulting from Legal Proceedings initiated by a Governmental Entity or another Person not an Affiliate of Buyer and not a successor to or assignee of Buyer, including the costs of such Legal Proceedings and of the Remedial Action imposed on Buyer pursuant to the conclusion or resolution of such Legal Proceedings.

“Environmental Permits” means any approvals, authorizations, certificates, consents, licenses, or permits required under any Environmental Law for operation of the Project.

“Equipment” means the machinery, equipment, tools, furniture, furnishings, vehicles and other fixed assets listed on Schedule 1.01A hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning given that term in Section 3.15.

“EWG” means an “exempt wholesale generator” under Section 1262 of PUHCA and the implementing regulations of FERC, at 18 C.F.R. §§ 366.1 and 366.7 (2014).

“Exceptions” has the meaning given that term in Section 5.06.

“Excluded Agreements” means the agreements listed on Schedule 1.01C attached hereto and made a part hereof.

“Excluded Assets” means: (i) cash and cash equivalents held by the Companies as of the Closing (other than the Bangor Gas Deposit, the CMP Deposits and the Maritimes Deposit); (ii) subject to Section 2.04, any receivables or other rights to receive payments (with the exception of insurance proceeds resulting from the destruction of or damage to any Included Asset which Included Asset is not replaced or repaired prior to the Closing, which proceeds shall be paid to Buyer at or after the Closing, when received); (iii) all inventory (excluding spare parts) and work-in-process related to VB’s paper manufacturing operations (including without limitation paper inventory, chemicals, and raw materials); (iv) the Alstom Claims; (v) the books and records of the Companies related to the operation of the Mill or to the Excluded Assets described herein; (vi) the documents, information and related rights to be retained by Sellers pursuant to Section 5.09(a) hereof; (vii) proprietary software and data of the Companies utilized in the paper manufacturing equipment comprising a portion of the Mill (it being understood that such equipment will remain operable notwithstanding the removal or deletion of such software and data); (viii) the Excluded Agreements; and (ix) the other assets listed on Schedule 1.01C hereto.

“Excluded Assets Assignment and Assumption Agreements” means one or more assignment and assumption agreements in form reasonably acceptable to Sellers and Buyer, or, in the case of real property included among the Excluded Assets, one or more deeds in form reasonably acceptable to Sellers and Buyer, to be executed by VB and/or VBP, as applicable, and one or more Affiliates of Sellers prior to the Closing Date, providing for the assignment and transfer by the Companies to such Affiliates of the Excluded Assets and the assumption by such Affiliates of the Excluded Obligations from the Companies prior to the Closing Date.

“Excluded Liabilities” means any Liability of the Companies (or either of them) (i) accruing or arising prior to the Closing or that is attributable to facts or circumstances existing prior to the Closing, or (ii) relating to the Excluded Assets or the Excluded Obligations, without regard to when such Liability arise or accrues. Excluded Liabilities include, without limitation, Liabilities arising under or related to the guarantees of the Companies that are to be released, and the mortgages and other encumbrances to be discharged, as described in Schedule 3.04.

“Excluded Obligations” means: (i) all obligations for (A) Taxes of the Companies and/or Taxes relating or attributable to the Assets or the Project, in each case, for any Pre-Closing Period subject to and in accordance with Section 2.04, (B) Taxes of any direct or indirect owner of the Companies or attributable to Excluded Assets for all periods, (C) Transfer Taxes in accordance with Section 2.04(d), and (D) Taxes attributable to the execution of the Excluded Assets Assignment and Assumption Agreement and Taxes attributable to the transfer of any assets or liabilities by the Companies in a Pre-Closing Period; (ii) all obligations (other than Taxes) accruing or arising prior to the Closing or that are attributable to facts or circumstances existing prior to the Closing; (iii) those obligations relating to or arising out of (A) the employment of any employees, agents or independent contractors prior to Closing, (B) the termination of employment of any employees, agents or independent contractors at or prior to Closing, or (C) the post-Closing employment or termination of employees, agents or independent contractors, in each case to the extent not explicitly assumed or retained by Buyer or the Companies hereunder pursuant to Section 5.08 or otherwise; and (iv) obligations arising under the Excluded Agreements or otherwise relating to the Excluded Assets.

“Existing Title Policy” has the meaning given that term in Section 5.06(a).

“Expiration Date” has the meaning given that term in Section 8.01(b).

“Facilities” has the meaning given that term in the recitals to this Agreement.

“Facilities Employees” has the meaning given that term in Section 3.10.

“Federal Power Act” means the Federal Power Act, as amended, codified at 16 U.S.C. §§ 791 et seq. and the regulations adopted thereunder as of the effective date of this Agreement.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Fraud” means, with respect to Sellers, a willful, knowing and intentional material misstatement in or material omission from any of Sellers’ representations and warranties contained in Article 3, as qualified by the Schedules; provided, however, that such willful, knowing and intentional misstatement or omission of Sellers shall be deemed to exist only if any of the individuals specifically named in the definition of “Knowledge of Seller” or “Sellers’ Knowledge” in this Agreement has actual knowledge (as opposed to imputed or constructive knowledge) that there was a material misstatement in or material omission from any of Sellers’ representations and warranties contained in Article 3, as qualified by the Schedules, when such representation and warranty was made, with the express intention that Buyer rely thereon to its detriment.

“FUCO” means “Foreign Utility Company” as that term is defined in FERC’s regulations at 18 C.F.R. § 366.1.

“GAAP” means U.S. generally accepted accounting principles.

“GO” means “Generation Owner “as that term is defined by NERC.

“GOP” means “Generation Operator” as that term is defined by NERC.

“Governmental Entity” means any nation, state, city, locality, municipality, or other political subdivision and any body or authority exercising judicial, legislative, regulatory or administrative functions for any of the foregoing (including, without limitation, any agency, department, board or commission), or any court or arbiter.

“Handling” means any manner of manufacturing, using, generating, accumulating, storing, treating, disposing of, recycling, processing, distributing, handling, labeling, producing, releasing, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Materials.

“Hazardous Materials” means any substance or material that has been defined or otherwise listed as a “hazardous matter,” “hazardous material,” “hazardous waste” or “hazardous substance” or words of similar import under any Environmental Law or any other waste substance or material that is regulated under any Environmental Law, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, and asbestos-containing materials, and any other material that is deleterious to the Environment.

“Historical Environmental Liabilities” means any Historical On-Site Environmental Liabilities or Historical Off-Site Environmental Liabilities.

“Historical Off-Site Environmental Liabilities” means any Environmental Liabilities arising from Environmental Conditions existing prior to the Closing Date associated with groundwater, soils or sediments that are not part of or on, under or above real estate now or formerly owned, leased or otherwise operated by a Seller or an Affiliate of a Seller.

“Historical On-Site Environmental Liabilities” means any Environmental Liabilities (other than Historical Off-Site Environmental Liabilities) arising from Environmental Conditions existing prior to the Closing Date; provided, however, that any Environmental Liabilities associated with groundwater, soils or sediments contaminated with Hazardous Materials where such Hazardous Materials were not Released, or alleged to be Released, from the Project, are considered to be Historical Off-Site Environmental Liabilities and not Historical On-Site Environmental Liabilities.

“Included Agreements” means the agreements listed on Schedule 1.01B attached hereto and made a part hereof.

“Included Assets” means all of the Assets of the Companies owned by the Companies immediately following the Closing, including without limitation the following,: (i) the Real Property; (ii) the Equipment; (iii) the Landfill, (iv) the inventories of fuel, supplies, stores, parts and materials used in the operation of the Project and located on the Real Property on the Closing Date; (v) all of the Companies’ rights under the Included Agreements (including the Bangor Gas Deposit, the CMP Deposits and the Maritimes Deposit); (vi) all of the Companies’ rights in, to and under the Permits and Environmental Permits that are listed on Schedules 3.09 and 3.06(vii); (vii) the Records, subject to Sellers’ right to retain copies of any such Records; (viii) the VBP Assets; (ix) all Tax refunds, credits, offsets, recoveries and similar benefits relating to the Assets described above in this definition, the Project or the Companies for any Post-Closing Period consistent with Section 2.04, and (x) the MPUC Claims.

“Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Companies for borrowed money and any prepayment premiums, penalties and any other fees and expenses payable to satisfy such obligations, (ii) any obligations of the Companies with respect to deposits or advances of any kind made to the Companies, (iii) any obligations of the Companies evidenced by bonds, debentures, notes or similar instruments, (iv) any obligations of the Companies upon which interest charges are customarily paid (excluding trade accounts payable), (v) any compensation owed to any current or former employee of the Companies, including severance, change of control and similar payment obligations related to the transactions even if further contingent on a cessation of employment or the provision of additional services plus any payroll Taxes of the Companies attributable to such compensation, (vi) any obligations of the Companies under conditional sale or other title retention agreements, (vii) any obligations of the Companies issued or assumed as the deferred purchase price of property or services (excluding obligations of the Companies to creditors for goods and services incurred in the ordinary course of the Companies’ businesses), (viii) any capitalized lease obligations of the Companies, (ix) any deferred revenue obligations of the Companies, (x) any obligations of others secured by any Encumbrance (other than a Permitted Encumbrance) on property or assets owned or acquired by the Companies, whether or not the obligations secured thereby have been assumed, (xi) any obligations of the Companies under interest rate or currency swap transactions (valued at the termination value thereof), (xii) any amounts owed with respect to drawn letters of credit issued for the account of the Companies, (xiii) any obligations of the Companies to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (xiv) any guaranties or arrangements having the economic effect of a guaranty issued or made by the Companies of any indebtedness of any other Person, and (xv) any accrued interest or penalties on any of the foregoing.

“Indemnified Party” has the meaning given that term in Section 10.04.

“Indemnifying Party” has the meaning given that term in Section 10.04.

“Interests” has the meaning given in that term in the recitals to this Agreement.

“ISO-NE” means ISO New England, Inc.

“Knowledge of Sellers” or “Sellers’ Knowledge” means and is limited to, the actual knowledge of the following Persons employed by Sellers or their Affiliates: Mark Daniel (Vice President of Energy and Technology); Dennis Castonguay (Bucksport Mill Manager); and Glenn Poole (Manufacturing Support Manager–Energy).

“Landfill” means the portion of the Project described on Exhibit C hereto which is licensed by the Maine Department of Environmental Protection for the disposal of non-hazardous waste generated at the Project.

“Landfill Letter of Credit” means the letter of credit issued by Credit Suisse, New York Branch, dated as of August 1, 2006, as amended to date, in the amount of $8,761,200 to secure VB’s closure and post-closure obligations with respect to the Landfill.

“Laws” means applicable laws, statutes, charters, ordinances, decisional law, common law, rules and regulations.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or any proceeding or investigation initiated or pursued by a Governmental Entity.

“Liability” means any direct or indirect liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, matured, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lowest-Cost Commercially Reasonable Manner” means the lowest cost methods permitted by applicable Environmental Law determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder to achieve compliance with Environmental Law (taking all relevant circumstances into consideration, including, without limitation, the lowest-cost method that would minimize exposure to additional Environmental Damages that would be subject to indemnification hereunder). Such Lowest-Cost Commercially Reasonable Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls, or restrictions are acceptable to any Governmental Entity with jurisdiction over compliance with the applicable Environmental Law(s) and do not: (1) unreasonably interfere with the operations of the Project without regard to any Change after the Closing Date, or (2) unreasonably restrict the ability to use the Project for the use it was employed on the Closing Date for electricity and steam generation and the related use of the Landfill.

“Maine’s Severance Pay Statute” has the meaning given that term in Section 3.10(b).

“Maritimes Deposit” means the amount held by Maritimes & Northeast Pipeline, L.L.C. as of the Closing Date pursuant to the Services Agreement for Capacity Release and Umbrella Agreement between Maritimes & Northeast Pipeline, L.L.C. and VB, dated as of February 25, 2014 (which totaled $141,000 as of the date hereof).

“Material Contracts” has the meaning given that term in Section 3.08.

“MBR Authority” means authorization from FERC pursuant to Section 205 of the Federal Power Act to makes sales of energy, capacity and ancillary services at market-based rates.

“MDEP” means the Maine Department of Environmental Protection.

“Mill” has the meaning given that term in the recitals to this Agreement.

“Mill Employees” means all employees of the Companies or their Affiliates as of the date of this Agreement or the Closing Date who are principally employed at the Project, other than the Facilities Employees.

“MPUC Order” means the order issued by the Maine Public Utilities Commission on September 8, 2014 in the MPUC Proceeding.

“MPUC Proceeding” means the proceeding pending before the Maine Public Utilities Commission (Docket No. 2012-00598) relating to the charges of Bangor Gas Company LLC.

“MPUC Claims” means any rights, claims, defenses, or causes of action of any kind asserted by VP or any of its Affiliates as intervenors in the MPUC Proceeding, including any rights to prosecute an appeal of the MPUC Order.

“Multi-Employer Plan” has the meaning given that term in Section 3.15.

“NERC” means the North American Electric Reliability Corporation.

“NPCC” means the Northeast Power Coordinating Council, Inc.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Other Real Property Interest” has the meaning given that term in Section 3.20.

“Owned Property” has the meaning given that term in Section 3.20.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any license, permit, approval or authorization of a Governmental Entity which relates to, or is necessary for, the ownership or the operation of the Assets in substantially the same manner as they currently are being operated by the Companies, but shall exclude any and all Environmental Permits.

“Permitted Encumbrances” means: (i) liens for Taxes not yet delinquent or for Taxes that Sellers are contesting in good faith through appropriate proceedings, provided in each case that adequate reserves have been established therefor and such liens and related reserves have been listed on Schedule 3.05, (ii) purchase money liens and liens securing rental payments under capital lease arrangements that are listed on Schedule 3.05, (iii) liens of mechanics, materialmen, carriers, workers, repairers and other similar liens arising in the ordinary course of the operation of the Facilities, provided such liens can be and are insured against, and (iv) other Encumbrances arising in the ordinary course of the operation of the Project that are not material in the aggregate, and with respect to Real Property, that would not materially adversely affect Buyer’s Intended Use of the applicable Real Property or the value thereof in light of Buyer’s Intended Use.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, joint venture, trust, estate, unincorporated organization, labor union, Governmental Entity or any other entity.

“Post-Closing Liabilities” means any Liability of the Companies that arises or accrues after the Closing Date and is attributable to the ownership or operation of the Included Assets after the Closing Date or to facts or circumstances first existing with respect to the Included Assets after the Closing Date (other than Liabilities relating to Section 1603 Recapture Obligations). For avoidance of doubt, Post-Closing Liabilities shall not include any Historical Environmental Liabilities.

“Post-Closing Period” means any period or portion thereof commencing after the Closing Date.

“Pre-Closing Period” means any period or portion thereof ending on or before the Closing Date.

“Project” has the meaning given to that term in the recitals to this Agreement.

“Property Tax Year” has the meaning given that term in Section 2.04(b).

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq. (2012) and the regulations of the FERC thereunder at 18 C.F.R. §§ 366.1, et seq. (2014).

“Purchase Price” has the meaning given that term in Section 2.03(a).

“QF” means either a qualifying small power production facility or a qualifying cogeneration facility, as those terms are defined in Section 3 of the Federal Power Act, as amended.

“Real Estate Title Documents” has the meaning given that term in Section 5.06.

“Real Property” means the real property described in Section 3.20.

“Real Property Lease” or “Real Property Leases” have the meaning given those terms in Section 3.20.

“Real Property Permitted Encumbrances” means: (a) the Permitted Encumbrances and (b) the following:

(i) zoning, entitlement and other land use and building and fire Laws, without, however, limiting any warranties in this Agreement, including as to compliance with Laws;

(ii) all Exceptions in the Existing Title Policy and the Title Insurance Endorsement other than the Encumbrances evidencing or securing monetary indebtedness of either Company or their Affiliates and other than any Exceptions that would materially adversely affect Buyer’s Intended Use of the applicable Real Property or the value thereof in light of Buyer’s Intended Use; and

(iii) any matter depicted or identified in the Survey that does not constitute a Title Defect.

“Recipient” has the meaning given that term in Section 9.01.

“Records” means all of the Companies’ documents and records with respect to the ownership and operation of the Project (including, without limitation, with respect to the Real Property, the Equipment, the Included Agreements, the Permits and the Environmental Permits) other than those described in Section 5.09 or included in Excluded Assets.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (i) clean up, remove, remediate, treat or monitor Hazardous Materials in the environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger, public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. § 9601 et seq. or 38 M.R.S. § 1361 et seq. associated with a cleanup or other remediation.

“Schedule” means any of the disclosure schedules delivered by Sellers to Buyer concurrently with the execution of this Agreement by the parties, subject to the provisions of Section 8.02 hereof.

“Section 1603” means Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, P. L. 1115 (2009), as amended by Section 707 of the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of 2010, P. L. 111-312 (2010), including any “Program Guidance” and “Frequently Asked Questions and Answers” provided by the U.S. Department of Treasury.

“Section 1603 Disqualified Owner” means (i) the U.S. federal or any state or local government, or any political subdivision, agency or instrumentality thereof; an organization that is described in Section 501(c) of the Code and is exempt from tax under Section 501(a) of the Code; or an entity referred to in Section54(j)(4) of the Code; (ii) a partnership or pass-thru entity that has a person described in clause (i) as a direct or indirect partner (or other holder of an equity or profits interest) unless such person only owns an indirect interest in the property for which the Section 1603 Grant applies through an entity taxable as a corporation for U.S. federal income tax purposes; or (iii) a foreign person or entity unless it is a foreign person or entity that qualifies for the exception in Section 168(h)(2)(B) of the Code.

“Section 1603 Grant” means the amount of $13,653,021 received by VB pursuant to the “Section 1603 Award Letter” received on March 4, 2013 from the U.S. Department of Treasury.

“Section 1603 Property” means the property for which the Section 1603 Grant was awarded.

“Section 1603 Recapture Obligations” means the obligations to repay to the U.S. Department of Treasury any portion of the Section 1603 Grant following the Effective Time.

“Sellers” has the meaning given that term in the preamble to this Agreement.

“Seller Group” has the meaning given that term in Section 10.03.

“Seller License” means a license substantially in the form attached hereto as Exhibit D, granting Sellers, their Affiliates, and their respective agents, designees, invitees and invitees’ agents access to the Facilities in connection with the Alstom Claims, the Excluded Assets and the Transition Services Agreement.

“Seller Transaction Documents” has the meaning given that term in Section 3.01.

“Specified Consents” has the meaning given that term in Section 6.01(d).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Survey” has the meaning given that term in Section 5.06.

“Tax” or “Taxes” means any (i) foreign, federal, state or local income, gross receipts, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, franchise, real property, personal property, business and occupation, capital stock, stamp or documentary, transfer, workman’s compensation or other tax, governmental fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not; (ii) transferee or other secondary liability for the payment of any amount of a type described in clause (i) above; and (iii) liability for the payment of any amount of a type described in clause (i) or clause (ii) above as a result of any contractual or other obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Owners” has the meaning given that term in Section 3.14(a).

“Tax Return” means any return, report, declaration, true and perfect list under 36 M.R.S. § 706, claim for refund or reimbursement, estimate, election, or information statement or bill relating to any Tax, including any schedule or attachment thereto and any amendment thereto.

“Third Party Claim” has the meaning given that term in Section 10.04.

“Title Defect” has the meaning given that term in Section 5.06(b).

“Title Insurance Company” has the meaning given that term in Section 5.06.

“Title Insurance Endorsement” has the meaning given that term in Section 5.06.

“Title Insurance Policy” has the meaning given that term in Section 6.01(g).

“Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by Sellers, the Companies, Buyer and/or any of their respective Affiliates, including, without limitation, any assignment and assumption documents.

“Transfer Taxes” has the meaning given that term in Section 2.04(d).

“Transition Services Agreement” has the meaning given that term in Section 5.12.

“VB” has the meaning given that term in the recitals to this Agreement.

“VB Interests” has the meaning given that term in the recitals to this Agreement.

“VBP” has the meaning given that term in the recitals to this Agreement.

“VBP Assets” means (a) a 72% undivided ownership interest in generating unit #4 located within the Facilities, and (b) the Included Agreements listed as items 2, 3, 4, and 9 on Schedule 1.01B hereof.

“VBP Interests” has the meaning given that term in the recitals to this Agreement.

“Verso Paper Corp.” means Verso Paper Corp., a Delaware corporation and indirect parent of Sellers.

“VMP” has the meaning given that term in the preamble to this Agreement.

“VP” has the meaning given that term in the preamble to this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1989, as amended, and the regulations adopted thereunder.

1.02 United States Dollars. All references to money and dollar amounts in this Agreement shall mean dollars and currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE OF INTERESTS

2.01 Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, at the Closing, VP and VMP shall sell to Buyer, and Buyer shall purchase from VP and VMP, respectively, the VB Interests and the VBP Interests free and clear of all Encumbrances.

2.02 Conditional Assignment of Included Agreements, Permits and Environmental Permits. To the extent that the sale of the Interests may be deemed to constitute the assignment of any of the Included Agreements, the Permits, or the Environmental Permits by Sellers to Buyer, and such deemed assignment is not permitted without the consent or approval of any other Person, or to the extent that any Material Contract is intended to be assigned to VB but the consent or approval of another party thereto (other than a Specified Consent) is required for such assignment and such consent or approval is not obtained prior to Closing, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent or approval is not given; provided, however, that Buyer and Sellers each shall use commercially reasonable efforts to secure any such consent or approval as soon as reasonably practicable after the date hereof, including after the Closing if such consent or approval is not obtained prior to Closing. If a consent or approval to the assignment or deemed assignment of an Included Agreement, Permit or Environmental Permit (other than a Specified Consent) is required and is not obtained prior to Closing, including without limitation the software licenses described in Schedule 1.01B, such inability to obtain such consent or approval shall not give rise to a right of Buyer not to proceed to Closing, and Sellers shall cooperate with Buyer following the Closing in any commercially reasonable arrangement designed to provide Buyer with all of the benefits under such Included Agreement, Permit or Environmental Permit from and after the Closing until such consent or approval is obtained or, if such consent or approval is not obtained within six (6) months following the Closing, Sellers shall either, at Sellers’ sole expense, (i) acquire for Buyer or the Companies a replacement for such Included Agreement, or (ii) indemnify Buyer with respect thereto as contemplated by Article 10 hereof.

2.03 Purchase Price; Deposit.

(a) The consideration to be given by Buyer to Sellers for the purchase and sale of the Interests (the “Purchase Price”) shall consist of cash in the aggregate amount of:

(i) Fifty-Eight Million Dollars ($58,000,000), plus

(ii) the delivered cost to the Companies of all fuel useable by the Facilities which is located at, or is in transit to, the Facilities on the Closing Date and for which the Companies have paid prior to the Closing Date, plus

(iii) the aggregate amount of the Bangor Gas Deposit, the CMP Deposits and the Maritimes Deposit.

The Purchase Price shall be paid by Buyer at the Closing by wire transfer of immediately available funds to the account or accounts specified by Sellers in writing to Buyer.

(b) Concurrently with the execution and delivery of this Agreement by all parties hereto, Buyer is delivering to Sellers the sum of Ten Million Dollars ($10,000,000) in cash (the “Deposit”). The Deposit shall be applied to the Purchase Price payable by Buyer to Sellers at the Closing. In the event this Agreement is terminated pursuant to Section 8.01(d)(ii) hereof, Sellers shall be entitled to retain the Deposit as liquidated damages (and not a penalty), it being agreed and acknowledged that Sellers’ damages in the event of such a termination would be extremely difficult to calculate with precision, and the receipt and retention thereof shall be Sellers’ sole and exclusive remedy (whether at law or equity) in the event of such a termination. If this Agreement is terminated other than pursuant to Section 8.01(d)(ii) hereof, the Deposit shall be promptly returned to Buyer within three (3) Business Days of such termination.

2.04 Prorations of Revenue and Expenses; Certain Tax Matters.

(a) All income, expenses and costs pertaining to the ownership and operation of the Included Assets (including the Landfill), other than real, personal and intangible property Taxes, which are addressed in Sections 2.04(b) and (c) hereof, shall be prorated as of the Closing Date, so that as between Sellers and Buyer, (i) Sellers shall receive all of such revenues and shall be responsible for all of such expenses and costs allocable or attributable to the Pre-Closing Period (including but not limited to revenues received by the Companies following the Closing arising from the sale of renewable energy credits associated with the Facilities and created prior to the Closing), and (ii) Buyer shall receive all of such revenues and shall be responsible for all of such expenses and costs allocable or attributable to the Post-Closing Period, except as otherwise expressly provided in this Agreement. For the avoidance of doubt, Sellers shall receive all revenue, and shall be responsible for all expenses and costs, pertaining to the ownership and operation of any Assets other than the Included Assets regardless of whether such revenues, costs or expenses are attributable to the Pre-Closing Period or the Post-Closing Period.

(b) Real, personal and intangible property Taxes with respect to a Property Tax Year for a Straddle Period that are attributable to the Included Assets shall be apportioned between Sellers and Buyer in the following manner and shall be an adjustment to the Purchase Price. Sellers’ proportionate share of such Taxes shall be based on the number of days in the Property Tax Year with respect to any real, personal and intangible property at issue that are included in the Pre-Closing Period. Buyer’s proportionate share of such Taxes shall be based on the number of days in the Property Tax Year with respect to such property that are included in the Post-Closing Period. For purposes of this Section 2.04, the term “Property Tax Year” means the fiscal year of the taxing jurisdiction imposing the real, personal, and intangible property tax. If the Closing occurs before the Tax rates or values for the real or personal property Taxes are fixed for the Property Tax Year, the apportionment of such Taxes shall be based upon the Tax rates for the immediately preceding Property Tax Year applied to the most recent assessed valuation of the Included Assets. Sellers’ proportionate share of such Taxes shall be reduced by the amount of any real, personal and intangible property Taxes paid on or before the Closing Date in respect of the Property Tax Year that includes the Closing Date. For the avoidance of doubt, the filing of all Tax Returns relating to Taxes described in this Section 2.04(b) shall be governed by Section 5.07.

(c) Any refunds or credits of real, personal and intangible property Taxes relating to the Included Assets with respect to: (i) any Property Tax Years occurring prior to the Property Tax Year in which the Closing occurs shall be for the account of Sellers, and if received or utilized by the Buyer, shall be paid to Sellers within five (5) Business Days after Buyer receives such refund or utilizes such credit, and Buyer shall notify Sellers of such receipt or utilization within such time period, and (ii) the Property Tax Year that includes the Closing Date shall be apportioned between Sellers and Buyer, pro rata in the same manner as such Taxes originally were allocated pursuant to Section 2.04(b), based on the portion of the Property Tax Year in which the Included Assets were owned (indirectly through the Companies) by Sellers and Buyer, respectively. Buyer shall comply with the requirements of the Business Equipment Tax Reimbursement (BETR) Program (36 M.R.S.A. Ch. 915) and timely file a BETR claim pursuant to 36 M.R.S.A Section 6654 during the 2015 filing period (August 1, 2015 through December 31, 2015) with respect to property Taxes paid by Seller in 2014. Sellers shall provide Buyer with all information necessary to file said claim. Any BETR refunds received by Buyer for property Taxes paid for the Property Tax Year that includes the Closing Date shall be apportioned between Sellers and Buyer, pro rata in the same manner as such Taxes originally were allocated pursuant to Section 2.04(b), based on the portion of the Property Tax Year in which the Included Assets were indirectly owned by Sellers and Buyer, respectively.

(d) Notwithstanding any other provision of this Agreement to the contrary, any and all sales, use, transfer, stamp, duties, recording and similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Sellers and Buyer, except that any such Taxes related to the transfer of Excluded Assets shall be the sole responsibility of Sellers. Except as to the Controlling Interest Transfer Tax, the party charged by Law with the duty of making the necessary filing and Tax Returns with respect to such Transfer Taxes shall do so in accordance with applicable Law and make the required Transfer Tax payment. As to the Controlling Interest Transfer Tax, Sellers and Buyer shall execute one completed Maine Revenue Services Controlling Interest Return/Declaration form (the “Controlling Interest Transfer Tax Form”) to be filed with the Registry of Deeds located in the County of Hancock, Maine. The amount of Controlling Interest Transfer Tax arising from the transactions contemplated herein shall be paid by Buyer and Sellers according to this Section 2.04(d) at Closing. Buyer shall properly file the Controlling Interest Transfer Tax Form and pay over the Controlling Interest Transfer Tax within thirty (30) days following the Closing. With respect to any Transfer Tax other than the Controlling Interest Transfer Tax, the party that does not make the required Transfer Tax payment to the relevant Governmental Entity, including any Transfer Taxes with respect to the Controlling Interest Transfer Tax Form, shall reimburse the other party within five (5) Business Days following receipt of notice of its share of the amount thereof consistent with this Section 2.04(d).

2.05 Purchase Price Allocation. The parties agree that the Purchase Price and, to the extent required to be so allocated under Section 1001 of the Code, all liabilities (“Assumed Liabilities”) retained by the Companies in connection with this Agreement (plus other relevant items) will be allocated among the Included Assets in a manner consistent with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and any other applicable Tax laws (the “Allocation Laws”) and for the purposes of computing Transfer Taxes. At least ten (10) days before Closing, Buyer and Sellers shall agree upon an allocation of the Purchase Price to any real estate assets that are Included Assets for purposes of filing the Controlling Interest Transfer Tax Form. After Closing, Buyer will complete a draft schedule (the “Allocation Schedule”) allocating the Purchase Price and Assumed Liabilities (plus other relevant items) to the Included Assets in accordance with the Allocation Laws (consistent with the information provided in the Controlling Interest Transfer Tax Form) and provide a copy to Sellers within sixty (60) days after the Closing Date. Unless Sellers notify Buyer in writing within thirty (30) days after the receipt of the draft Allocation Schedule that Sellers consider the amount allocated to any assets to not be in accordance with the Allocation Laws, Sellers shall be deemed to have agreed to the Allocation Schedule as prepared by Buyer. If Sellers dispute any portion of the Allocation Schedule in accordance with the preceding sentence, the parties shall attempt to resolve any disagreement in good faith. If Sellers and Buyer do not agree on an alternative allocation in the ten (10) days following the date Buyer received Sellers’ written notice, the parties shall submit the dispute with respect to the Allocation Schedule on the next Business Day to an independent accounting firm that Sellers and Buyer mutually agree upon, whose review shall be limited to whether a disputed item has been prepared in accordance with the Allocation Laws, and the decision of such independent accounting firm shall be final and binding on all parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Sellers and Buyer. Buyer and Sellers each shall report all Taxes and file all Tax Returns consistent with the Allocation Schedule as finally determined under this Section 2.05, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Entity or any other proceedings). Buyer and Sellers shall exchange completed and executed forms with respect to such Allocation Schedule (including Internal Revenue Service Form 8594) at least third (30) days prior to the due date for filing such forms and shall cooperate in the filing of any forms (including Internal Revenue Service Form 8594) with respect to such Allocation Schedule, including any amendments to such forms required with respect to any adjustment to the Purchase Price pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer, jointly and severally, as of the date hereof and as of the Closing as follows:

3.01 Organization and Authority of Sellers and the Companies. Each of Sellers and the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full power and authority, in the case of VP and VMP, respectively, to own the VB Interests and the VBP Interests and, in the case of VB and VBP, respectively, to own and operate the Project (other than the VBP Assets) and the VBP Assets and carry on its business as now being conducted. Each Seller has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or is contemplated to be a party (such other Transaction Documents, the “Seller Transaction Documents”). Each of Sellers and the Companies is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Sellers’ execution and delivery of this Agreement and the Seller Transaction Documents and the performance by each Seller of the transactions contemplated hereby and thereby has been duly authorized by all necessary limited liability company action on the part of each Seller.

3.02 Enforceability. This Agreement has been, and the Seller Transaction Documents will be, duly and validly executed and delivered by each Seller which is a signatory thereto. This Agreement constitutes, and the Seller Transaction Documents will constitute, when executed and delivered by each Seller which is a signatory thereto and the other party or parties thereto, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms. Neither the execution and delivery of this Agreement or the Seller Transaction Documents, nor the performance by Sellers of the terms and provisions hereof or thereof will: (i) violate the limited liability company agreement or other constituent documents of either Seller or either Company, (ii) violate in any material respect any Law or Order by which either Seller, either Company or the Project are bound, or (iii) assuming the Specified Consents have been obtained prior to the Closing Date, and subject to Section 2.02 hereof, result in a material breach or violation of any term or provision of, constitute a default under, or give rise to any right of termination or cancellation under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument, or any Permit, to which either Seller or either Company is a party or by which either Seller, either Company or the Project is bound, or (iv) result in the creation of any Encumbrance on any of the Interests or Encumbrance (other than a Permitted Encumbrance) on any Assets.

3.03 Subsidiaries. Neither Company has ever had any direct or indirect subsidiaries and neither Company presently owns, of record or beneficially, or control, directly or indirectly, any capital stock or membership or other equity interests or securities convertible into capital stock or membership or other equity interests in any Person, whether active or dormant.

3.04 Third Party Consents. Except as otherwise set forth on Schedule 3.04, no material authorization, consent, waiver or approval of, or filing with, or notification to, any third party

(including, without limitation, any Governmental Entity) is required to be obtained by Sellers or the Companies in order for Sellers to execute or deliver this Agreement or the Seller Transaction Documents or to consummate the transactions contemplated hereby or thereby.

3.05 Title to the Interests and the Included Assets; Capitalization of the Companies.

(a) VP is the record and beneficial owner of the VB Interests, and VMP is the record and beneficial owner of the VBP Interests, in each case free and clear of all Encumbrances (other than Encumbrances to be discharged at or prior to the Closing). The VB Interests constitute 100% of the total issued and outstanding membership interests in VB and the VBP Interests constitute 100% of the total issued and outstanding membership interests in VBP. The Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated in this Agreement, Buyer shall own all of the Interests, free and clear of all Encumbrances other than Encumbrances created by Buyer or its Affiliates. Except as otherwise set forth on Schedule 3.05, VB has good and defensible title to all of the tangible and intangible personal property constituting part of the Included Assets, and VBP has good and defensible title to all of the VBP Assets, in each case free and clear of all Encumbrances other than the Permitted Encumbrances. Title to the Real Property is addressed exclusively in Section 3.20 and is not included in this Section 3.05(a).

(b) The Interests were issued in compliance with applicable Laws and were not issued in violation of the organizational documents of the applicable Company or any other agreement, arrangement or commitment to which a Seller or a Company is a party. There are no authorized, issued, reserved for issuance or outstanding (i) agreements, options, warrants, convertible securities, preemptive rights, rights of first refusal or similar rights, membership interest appreciation rights, redemption rights, repurchase rights, agreements, arrangements, puts, calls, commitments or any other contractual arrangements by which either Company or either Seller is bound that obligate either Company or either Seller to issue, sell, repurchase, redeem or otherwise acquire any membership interests or other equity securities or interests of either Company or that relate to the voting or transfer of any of the Interests, (ii) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any membership interests or other equity securities or interests of either Company, or (iii) restricted membership interests or other equity or equity-related compensation with respect to any membership interests or other equity securities or interests of either Company, or derivative securities or other rights that are linked to the value of any membership interests or other equity securities or interests of either Company.

3.06 Environmental. Except as described on Schedule 3.06: (i) the Assets are in compliance with all applicable Environmental Laws in all material respects; (ii) neither Sellers nor the Companies has received written notification within the six (6) year period preceding the date of this Agreement, from any Governmental Entity with respect to any current material violations of or liability under any Environmental Laws concerning the Assets; (iii) there are no claims, actions, suits or Legal Proceedings pending or, to the Knowledge of Sellers, threatened, at law or equity, relating to violation of or liability under any Environmental Law concerning the Assets; (iv) there has been no material Release or, to the Knowledge of Sellers, threatened material Release, of any Hazardous Materials at, on, under or from the Assets or, to the Knowledge of Sellers, any real property formerly owned, leased or otherwise operated by the

Companies; (v) to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to result in the imposition of material liability pursuant to Environmental Law upon Buyer with respect to the Assets; (vi) Sellers have provided to Buyer copies of all material reports and investigations within either Seller’s (or the Companies’) possession or control regarding the environmental condition of the Assets including those that are listed on Schedule 3.06(vi); (vii) Schedule 3.06(vii) contains a true, correct and complete list of all material Environmental Permits pertaining to the Project; (viii) the Companies currently have all material Environmental Permits that are required for the activities described in clauses (i) and (ii) of the definition of “Buyer’s Intended Use”, all of which are in full force and effect; and (ix) (A) neither Company is in material violation of any terms or conditions of any such Environmental Permit, (B) no written notice of a pending violation of any material Environmental Permit has been received by Sellers or the Companies, and (C) no proceeding is pending or, to Sellers’ Knowledge, threatened to revoke, prevent the renewal of, or limit any such material Environmental Permit. The representations and warranties contained in this Section 3.06 are the exclusive representations and warranties by Sellers related to Environmental Laws, Environmental Conditions and Environmental Permits.

3.07 Sufficiency and Condition of Assets. Except as otherwise described on Schedule 3.07, the Included Assets constitute all tangible assets, including real property, material machinery, equipment, tools, furniture, furnishings, vehicles, and other fixed assets, required for the operation of the Facilities in substantially the same manner as they were being operated by the Companies immediately prior to the date of this Agreement. Except as otherwise described on Schedule 3.07, all Equipment is located on the Real Property. Except as set forth in Schedule 3.07, (a) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Included Assets and which relate to the current operation of the Facilities are structurally sound and are in reasonable operating condition and repair (ordinary wear and tear excepted), and (b) none of the buildings, plans, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Included Assets and which relate to the current operation of the Facilities is in need of material maintenance or repairs except for ordinary routine maintenance and repairs.

3.08 Contracts.

(a) Schedule 3.08 contains a list of all contracts, leases, commitments and agreements to which either Company is a party, or to which any Affiliate of either Company is a party and that relate to the Facilities or the Landfill, in each case that are described in Subsections 3.08(i) through (xvii) below (collectively, the “Material Contracts”). Sellers have made true and complete copies of the Material Contracts available to Buyer prior to the date hereof. Each of the Material Contracts is in full force and effect, is the legal, valid, binding and enforceable obligation of the applicable Company or Affiliate, and no material default on the part of such Company or such Affiliate exists thereunder. To Sellers’ Knowledge, each Material Contract is the legal, valid, binding and enforceable obligation of the counterparty thereto and no material default on the part of such counterparty exists thereunder. Material Contracts shall include:

(i) contracts and agreements for the purchase, exchange or sale of fuel, electric power or ancillary products or services involving the payment or receipt by either Company (or their respective Affiliates) of more than $100,000;

(ii) contracts and agreements for the sale of electric generating capacity, renewable energy credits, or the transmission of electric power;

(iii) interconnection contracts and agreements and any agreements with Governmental Entities;

(iv) contracts and agreements related to water rights or waste disposal or treatment;

(v) contracts and agreements for the sale of any Included Asset or that grant a right or option to purchase any Included Asset and contracts or agreements pursuant to which a Company has agreed to acquire any assets (other than in the ordinary course of business consistent with past practice) or make capital expenditures in excess of $100,000 in the aggregate;

(vi) contracts and agreements under which a Company has imposed an existing Encumbrance on any of the Included Assets;

(vii) contracts and agreements that purport to limit a Company’s freedom to compete in any line of business or in any geographic area or that purport to require a Company to maintain confidential information or purport to limit a Company’s ability to hire any person;

(viii) contracts and agreements with any Affiliate or current or former officer or director of either Seller or either Company;

(ix) contracts and agreements with any labor union or association representing any employees of either Company or its Affiliates;

(x) contracts and agreements relating to a joint venture, partnership or similar arrangement to which either Company is a party;

(xi) contracts and agreements relating to the incurrence of Indebtedness in excess of $100,000;

(xii) contracts and agreements providing for severance, retention, change in control or similar payments;

(xiii) contracts and agreements for the employment of any entity or individual on a full-time, part-time, independent contractor, consulting or other basis, or as a broker or finder, and providing for a payment or group of payments aggregating, or annual compensation at a rate, in excess of $75,000;

(xiv) contracts and agreements pursuant to which either Company has been granted or has granted the right to use any intellectual property;

(xv) any contracts not described above that require the payment or contemplate the receipt by either Company of more than $100,000 (individually or in the aggregate in the case of related contracts) during the term of such contract or agreement and which are not terminable by the applicable Company on ninety (90) or fewer days’ notice without penalty;

(xvi) any contracts and agreements not described above that would reasonably be expected to give rise to obligations or liabilities of either Company or any of their respective subsidiaries exceeding $100,000; and

(xvii) other contracts and agreements the termination of which would reasonably be expected to have a material adverse effect on either Company or the Included Assets if any such contract were terminated.

3.09 Permits. Schedule 3.09 contains a true, correct and complete list of all material Permits pertaining to the Project or otherwise issued to either Company which are presently in effect (and all pending applications for any such Permits). Except as set forth on Schedule 3.09, Companies currently have all material Permits that are necessary for the operation of the Project consistent with the Buyer’s Intended Use, and all such Permits are in full force and effect. Except as set forth on Schedule 3.09, (i) neither Company is in material violation of any terms or conditions of any such Permit, (ii) no written notice of a pending violation of any such Permit has been received by either Seller or either Company, and (iii) no proceeding is pending or, to Sellers’ Knowledge, threatened to revoke, prevent the renewal of, or limit any such Permit.

3.10 Employees.

(a) Schedule 3.10(a) contains a list of the names of each employee who, as of the date of this Agreement, directly and primarily performs services for the Facilities (as modified pursuant to Section 5.08 hereof, the “Facilities Employees”). The Facilities Employees listed on Schedule 3.10(a) who are required to hold a license, permit or certification issued by a Governmental Entity in order to perform the responsibilities of their respective positions as listed on Schedule 3.10(a) hold such licenses, permits or certifications. Schedule 3.10(a) (or tab 11.25 on the Intralinks data site maintained by Sellers, in the case of certain confidential information) also includes, with respect to each Facilities Employee, such person’s (i) duties and job title or position; (ii) job designation (i.e., salaried, hourly, or independent contractor); (iii) annual base salary or applicable rate of compensation; (iv) service start date; (v) where applicable, whether such person is on short-term or long-term disability, or has an outstanding workers compensation claim; (vi) status as a unionized or non-unionized employee; and (vii) where applicable, the labor union representing such person. True, correct and complete copies of the CBAs have been made available to Buyer, and neither the Companies nor Sellers is bound by any agreement with any trade union, works council, employee representative body or labor organization covered by the National Labor Relations Act with respect to the Facilities Employees, other than as described in the CBAs. Except as otherwise set forth on Schedule 3.10(a): (i) there is no labor strike, dispute or work stoppage or lockout involving any of the Facilities Employees actually pending or, to

Sellers’ Knowledge, threatened, and (ii) Sellers and the Companies are in compliance with all applicable Law (including all immigration and I-9 obligations) relating to terms and conditions of employment, wages, hours of work and occupational safety and health, worker classification, equal employment opportunities, employment discrimination or disability rights or benefits, and neither Sellers nor the Companies has engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable labor Laws. Except as set forth in Schedule 3.10(a), with respect to any current or former employee, independent contractor or other service provider of Sellers or the Companies, there are no actions, suits, claims, audits, charges, grievances, arbitrations, investigations or other legal proceedings against either Seller or either Company pending or, to Sellers’ Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, independent contractor or other service provider of either Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.

(b) Except for the obligations of Sellers and/or the Companies as set forth in the CBAs (which obligations VB is assuming as of the Closing Date with respect to the Facilities Employees) and except for the obligations to be assumed or retained at Closing by Sellers pursuant to Section 5.08(b) hereof, (i) neither Sellers nor the Companies is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment at or relating to the Project, and (ii) neither Sellers, the Companies, nor Buyer will have any liability under any benefit or severance policy, practice, agreement, plan, or program that exists or arises, or may be deemed to exist or arise, under any applicable Law (including, but not limited to, WARN and the Maine Revised Statutes regarding severance pay, 26 M.R.S. §625-B (“Maine’s Severance Pay Statute”)) or otherwise, as a result of, or in connection with, the transactions contemplated by this Agreement or as a result of the termination on or prior to the Closing Date by Sellers or the Companies of any Persons employed by either Seller or either Company (or their respective Affiliates) at or relating to the Project.

(c) Any notice required under any Law (including, but not limited to, WARN or Maine’s Severance Pay Statute) or any applicable collective bargaining agreement has been given by Sellers or the Companies in compliance with the applicable terms thereof, and any bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

3.11 Compliance with Law. Except as otherwise set forth on Schedule 3.11 and excluding any representation or warranty regarding Environmental Laws, which are governed exclusively by Section 3.06, or regarding employment matters or Employee Plans, which are governed exclusively by Sections 3.10 and 3.15, or regarding Taxes, which are governed exclusively by Sections 3.14 and 3.25, (i) the Companies are and have been in compliance in all material respects with all applicable Laws; (ii) neither Company has been given any written notice or, to the Sellers’ Knowledge, any other notice, alleging any material non-compliance with any Law; and (iii) no investigation or review relating to the Companies or their operations by any Governmental Entity is pending or, to Sellers’ Knowledge, threatened.

3.12 Litigation. Except as described on Schedule 3.12, (a) there are no claims, actions, suits or other Legal Proceedings at law or in equity pending or, to Sellers’ Knowledge, threatened, against either Company, (b) neither Company is subject to any Order, and (c) there are no claims, actions, suits or other Legal Proceedings at law or in equity pending or, to Sellers’ Knowledge, threatened against either Seller or any Affiliate thereof, nor is either Seller or any Affiliate thereof subject to any Order: (i) relating to the ownership or transfer of the Interests or the ownership or operation of any portion of the Project, (ii) which could materially impair the ability of either Seller to perform its obligations under this Agreement, (iii) which questions the validity or propriety of this Agreement or of any action to be taken hereunder, (iv) which has implicated or affected, or would reasonably be expected to implicate or affect, any of the Buyer’s Intended Uses, or (v) which alleges or relates to any violation of Law with respect to the ownership or operation of the Included Assets (including the Landfill).

3.13 Changes in the Facilities. Since December 31, 2013, except as otherwise set forth in Schedule 3.07 or Schedule 3.13: (i) no developments or events have occurred that, whether individually or taken as a whole, have had or would reasonably be expected to have, a material adverse effect on the physical condition or operating capability of the Facilities (to the extent relevant to Buyer’s Intended Use); (ii) there has been no sale, lease, transfer, Encumbrance or disposition of assets required for the operation of the Facilities or is not required but used in the operation of the Facilities, with an aggregate book value of more than $100,000, other than the use of supplies in the ordinary course of business and other than the conveyance, distribution and assignment of the Excluded Assets to Sellers or their designee(s) or assignee(s); (iii) there have been no capital expenditures (other than ordinary routine maintenance) or commitments in respect thereto in excess of $100,000; and (iv) neither Company has entered into any agreement with respect to any of the foregoing.

3.14 Taxes.

(a) The Companies, Sellers, Champion Clean Energy, and any Person required to include the Companies’ items of income, gain, loss, deduction and credits on its Tax Returns (collectively, with Sellers and Champion Clean Energy, the “Tax Owners”) have filed in a timely manner all Tax Returns required to be filed by them, all such Tax Returns are true, correct and complete in all respects, and all Taxes required to be paid (whether or not shown as due and payable on any Tax Return) by the Companies or Tax Owners have been paid in a timely manner for all periods ending on or prior to the Closing Date.

(b) There is no material dispute or pending or threatened claim, or any audit, investigation, protest or similar proceeding concerning any Tax against the Companies or Tax Owner with respect to the Included Assets, the Project or the Companies.

(c) None of the Included Assets or the Project are subject to any Encumbrances for unpaid Taxes.

(d) VP and VMP are treated as the transferors under this Agreement for purposes of Section 1445 of the Code, and neither VP nor VMP is a foreign person within the meaning of Section 1445 of the Code.

(e) Each Company is, and has been at all times since its organization, treated as a disregarded entity for U.S. federal income tax purposes and has never filed an election under Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(f) The Companies and Tax Owners have withheld and paid over to the appropriate Governmental Entity all amounts of Taxes required to have been withheld and paid over by them with respect to the Companies, the Project and the Included Assets, and the Companies, the Project and Tax Owners have complied in all respects with all information reporting and backup withholding requirements in connection with such amounts paid or owing to any Person.

(g) No written claim has been made by a Governmental Entity in a jurisdiction where the Companies or Tax Owners do not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(h) Neither the Companies nor the Tax Owners has been party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4 or subject to any similar provision of state, local or foreign Law.

(i) Neither the Companies nor the Tax Owners is party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person.

(j) Neither Company has liability for Taxes of any Person other than such Company (i) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or non-U.S. law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(k) Neither the Companies nor the Tax Owners has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(l) Neither the Companies nor the Tax Owners will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period, in each case, as a result of an action taken in a Pre-Closing Period, including a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) or a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into in a Pre-Closing Period.

(m) Champion Clean Energy terminated as a partnership for tax purposes on February 28, 2014, and neither Champion Clean Energy, nor any of its partners, have any obligations with respect to any tax matters relating to the treatment of Champion Clean Energy as a partnership for tax purposes.

(n) Verso Paper LLC has satisfied, or has ensured that VB has satisfied, all requirements of applicable Law and all operational requirements related to the receipt of the Section 1603 Grant, including VB’s initial and continued satisfaction of all necessary requirements (including all beginning construction and placed in service requirements) under Section 1603, and neither Verso Paper LLC nor its Affiliates is aware of any omission or defect with respect to the foregoing. Neither Verso Paper LLC nor VB has taken any action or failed to take any action which, with respect to the Section 1603 Grant, would result in a denial, recapture, or disallowance of the Section 1603 Grant. All information submitted to the U.S. Department of Treasury with respect to the Section 1603 Grant was, when submitted, true, correct and complete in all material respects. There has been no “disqualifying event” for purposes of Section 1603 with respect to the Section 1603 Grant. The Section 1603 Property was placed in service on November 14, 2012 for Section 1603 purposes.

3.15 Employee Benefits.

(a) Set forth in Schedule 3.15(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all fringe benefit plans, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment or contract (whether qualified or nonqualified, written or unwritten) that (i) is maintained or contributed to by either Company or any other corporation or trade or business controlled by, controlling or under common control with either Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by either Company or any ERISA Affiliate, and (ii) provides benefits to any current or former director, officer, employee or service provider of either Company, or the dependents of any thereof, or with respect to which either Company otherwise has any liabilities or obligations (collectively the “Employee Plans”). Schedule 3.15(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; or (y) a plan subject to Title IV of ERISA, other than a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) sponsored or maintained by either Company. Also set forth on Schedule 3.15(a) is a complete and correct list of all ERISA Affiliates of either Company during the last six (6) years. Neither Company is a party to any Multiemployer Plan and neither has any liability with respect to any Multiemployer Plan.

(b) True and complete copies have been provided or made available to Buyer of all Employee Plans (or, in the case of an unwritten Employee Plan, a written description thereof), including the Form 5500 annual reports and accompanying schedules and actuarial reports as filed with the IRS for the most recently completed three (3) plan years, most recent summary plan description, most recent determination letter or opinion letter, as applicable, issued by the IRS, any trust instruments and insurance Contracts forming a part of any Employee Plan, all amendments thereto, and all documents and correspondence relating to any Employee Plan received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Entity during the past three (3) years.

(c) Except as disclosed in Schedule 3.15(c), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor (except as expressly provided in this Agreement) has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a risk of termination or partial termination of any of the Employee Plans by the PBGC. Except as disclosed in Schedule 3.15(c), none of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. The Companies have paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(d) The Companies do not have any liability and, to Sellers’ Knowledge, there are no facts or circumstances that might give rise to, any liability, and the transactions contemplated by this Agreement will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, or (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

(e) The Companies have, at all times, complied, and currently comply, with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(f) To Sellers’ Knowledge, all Employee Plans are in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including, without limitation, the Americans with Disabilities Act of 1990, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. To Sellers’ Knowledge, neither the Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. There are no unfunded obligations of Sellers or the Companies under any Employee Plan that are required to be funded under applicable law and all contributions or payments required to be made to each Employee Plan have been timely made and all obligations in respect of each Employee Plan have been properly accrued and reflected on the financial statements of Sellers or the Companies, as the case may be.

(g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Sellers have no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Sellers have no Knowledge of any circumstance that will or is reasonably likely to result in a revocation of such exemption. To Sellers’ Knowledge, with respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(h) There is no pending or threatened Legal Proceeding relating to any Employee Plan, nor, to Sellers’ Knowledge, is there any basis for any such Legal Proceeding. To Sellers’ Knowledge, neither the Companies nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject the Companies or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(i) The Companies or their Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise with respect to the Facilities Employees and the Mill Employees.

(j) Except as required by Legal Requirements and as provided in Section 5.08, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of either Company. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(k) Except for the continuation coverage requirements of COBRA and except as provided in the CBAs, the Companies have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(l) Except as provided in Section 5.08, none of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of either Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made by or at the direction of Seller to any employee or former employee of either Company concerning the employee benefits of Buyer without the express consent of Buyer.

(m) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with, or liability under, Legal Requirements applicable to any of the Employee Plans, including ERISA and the Code.

3.16 Liabilities. The Companies have no Liabilities that pursuant to GAAP, applied consistently, would be required to be described or reflected in the financial statements of the

Companies dated the date hereof (as if such financial statements were to be prepared as of the date hereof), other than (a) Environmental Liabilities (which are solely addressed in Section 3.06 hereof), (b) Liabilities arising out of or related to any employment matters or Employee Plans (which are solely addressed in Sections 3.10 and 3.15 hereof), (c) Tax Liabilities (which are solely addressed in Section 3.14 hereof), (d) Liabilities (other than Liabilities arising from a breach thereof by either Company) arising under the Included Agreements or the Permits, (e) Liabilities disclosed in the Schedules to this Agreement, and (f) Liabilities incurred in the ordinary course of the Companies’ businesses.

3.17 No Commissions. Except for a fee payable by VP to Concentric Energy Advisors, Inc., no broker or finder is entitled to any commissions or brokers’ or finders’ fees in respect of the Companies’ businesses or the transactions contemplated hereby based upon agreements, arrangements or understandings made by, through or on account of any acts of Sellers or the Companies.

3.18 Insurance.

(a) Schedule 3.18(a) sets forth a complete list of all insurance policies carried by the Companies, the types of insurance coverage available thereunder, and all insurance loss runs and workers’ compensation claims, related to the Assets, received for the past three (3) policy years. Sellers have delivered to Buyer true, complete and correct certificates relating to all such insurance policies. With respect to each such insurance policy: (i) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect, (ii) the Companies are not in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such policy, and (iii) such policy is occurrence based. All premiums payable under all such policies have been timely paid, and the Companies are in compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Companies’ and provide adequate insurance for the Assets and comply with all applicable Laws. There have been no threatened terminations of, or material premium increases with respect to, any such policies.

(b) Schedule 3.18(b) sets forth a complete list of all claims made by either Company under any insurance policy relating to the Assets from August 1, 2011 through November 18, 2014.

3.19 Power of Attorney. No Person holds any power of attorney or similar authority from either Company.

3.20 Real Property. Schedule 3.20 sets forth a complete list of (i) all real property and interests in real property owned in fee by either Company (the “Owned Property”), (ii) all real property and interests in real property leased, subleased or otherwise occupied by either Company as a lessee or sublessee, but excluding leases for submerged lands which leases are otherwise identified as Included Agreements hereunder (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), together with the parties to, and date of, each Real

Property Lease, and (iii) all other real property interests of either Company, including easements, water diversion rights and flowage rights (individually an “Other Real Property Interest” and, together with the Owned Properties and the Real Property Leases, the “Real Property”). VB has good and marketable title in fee simple to all Owned Property, including all buildings and improvements situated on the Owned Property, free and clear of all Encumbrances of any nature whatsoever except Real Property Permitted Encumbrances, Encumbrances applicable to the Real Property set forth in Schedule 3.05 to the extent not included in Real Property Permitted Encumbrances, and the items to be discharged at or prior to Closing and set forth in paragraph 13 of Schedule 3.04. There are no tenants or parties in possession of any portion of the Owned Property other than the tenants or parties in possession named in, or claiming through, any instrument identified as a Real Property Permitted Encumbrance or any lease, license or similar agreement identified on Schedule 3.05. To the extent there are any such Real Property Leases, Sellers have made available to Buyer true and complete copies of the Real Property Leases and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date hereof. VB or VBP, as applicable, has good and valid leasehold interests in the real property conveyed by the Real Property Leases subject to Real Property Permitted Encumbrances, Encumbrances set forth on Schedule 3.05 that would not materially adversely affect Buyer’s Intended Use of the applicable Real Property or the value thereof in light of Buyer’s Intended Use, and the items to be discharged at or prior to Closing and set forth in paragraph 13 of Schedule 3.04. Each Real Property Lease is in full force and effect, and is valid and enforceable in accordance with its terms; neither VB nor VBP, as applicable, is in default of any of its obligations thereunder; and to Sellers’ Knowledge, no other party thereto is in default of any of its obligations thereunder. VB or VBP, as applicable, has good and marketable title to each Other Real Property Interest, is not in default of any of its obligations thereunder, and to Sellers’ Knowledge, no other party thereto is in default of any of its obligations thereunder, and its interest therein is, in each case, free and clear of all Encumbrances of any nature whatsoever except Real Property Permitted Encumbrances, Encumbrances set forth on Schedule 3.05 that would not materially adversely affect Buyer’s Intended Use of the applicable Other Real Property Interest or the value thereof in light of Buyer’s Intended Use and the items to be discharged at or prior to Closing and set forth in paragraph 13 of Schedule 3.04.

3.21 Bank Accounts. Neither Company has any bank accounts, safe deposit boxes or lock boxes.

3.22 Energy Regulatory Status. Each of VB and VBP is (as of the date of this Agreement) a QF and has MBR Authority and, at Closing, will be an EWG. Each of VB and VBP has met and shall continue to meet in all material respects until the consummation of the transactions at the Closing, all applicable requirements for the maintenance of such MBR Authority, and after attaining EWG status will meet in all material respects all applicable requirements for maintenance of such EWG status. For the avoidance of doubt, each of VB and VBP will at all times either be certified as a QF or EWG.

3.23 NERC. VB is registered with the NPCC as a GOP with respect to the Facilities. VB has met and shall continue to meet in all material respects until the consummation of the transactions at the Closing, all applicable requirements and standards related to that registration. VBP is registered with the NPCC as a GO with respect to the Facilities. VBP has met and shall continue to meet in all material respects until the consummation of the transactions at Closing all applicable requirements and standards related to that registration.

3.24 Credit Enhancement Agreements. Sellers have made available to the Buyer true, correct and complete copies of all currently effective Credit Enhancement Agreements between the Town of Bucksport, Maine and either Company, together with all amendments thereto or waivers thereof (the “Credit Enhancement Agreements”).

3.25 Reports with Maine Revenue Services. Sellers have made available to the Buyer all reports filed with Maine Revenue Services on or before May 1, 2014 and pursuant to 36 M.R.S. § 693 for property subject to personal property tax on April 1, 2014 but for the business equipment tax exemption permitted under Title 36, Chapter 105, Subchapter 4-C of the Maine Revised Statutes.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THIS ARTICLE 3, BUYER IS ACQUIRING THE INTERESTS (AND, INDIRECTLY, THE INCLUDED ASSETS) “AS IS, WHERE IS” AND NEITHER SELLERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE, AND DOES NOT MAKE, ANY REPRESENTATION OR WARRANTY OF ANY NATURE AS TO THE INCLUDED ASSETS OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLERS OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR RELIED UPON BY BUYER. SELLERS ARE NOT LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECT MADE OR FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS, UNLESS SUCH WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THIS ARTICLE 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing as follows:

4.01 Corporate Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or is contemplated to be a party (such other Transaction Documents, the “Buyer Transaction Documents”). Buyer is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Buyer’s execution and delivery of this Agreement and the Buyer

Transaction Documents and the performance by Buyer of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate or other actions and proceedings on the part of Buyer.

4.02 Enforceability. This Agreement has been and the Buyer Transaction Documents will be duly and validly executed and delivered by Buyer, and this Agreement is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. This Agreement constitutes and the Buyer Transaction Documents will constitute, when executed and delivered by Buyer and the other party or parties thereto, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Neither the execution of this Agreement by Buyer or the Buyer Transaction Documents, nor the performance by Buyer of the various terms and provisions hereof of thereof will: (i) violate the certificate of formation or operating agreement of Buyer, (ii) violate in any material respect any Law or Order by which Buyer or any of its property is bound, or (iii) except as set forth on Schedule 4.04, result in a material breach or violation of any term or provision of, constitute a default under, or give rise to any right of termination or cancellation under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument, or Permit, to which Buyer is a party or by which it or any of its property is bound.

4.03 Litigation. There are no claims, actions, suits or proceedings now pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity that would reasonably be expected to impair the ability of Buyer to perform this Agreement or which questions the validity or propriety of this Agreement or of any action taken hereunder in connection with this Agreement.

4.04 Third Party Consents. Except as otherwise set forth on Schedule 4.04, no material authorization, consent, waiver or approval of or filing with, or notification to, any third party (including, without limitation, any Governmental Entity) is required to be obtained by Buyer in order for Buyer to execute or deliver this Agreement or the Buyer Transaction Documents or to consummate the transactions contemplated hereby or thereby.

4.05 Buyer’s Investigation. Buyer is an informed and sophisticated purchaser of assets similar to the Project and, in connection with the transactions contemplated hereby, has sought the advice of experts who are experienced in the evaluation and purchase of assets similar to the Project. Buyer has undertaken such investigation of the Companies and the Project as it has deemed necessary to enable it to make an informed decision with respect to this Agreement and the transactions contemplated hereby. Buyer acknowledges that Sellers have provided Buyer with such access to the personnel, properties, premises and Records of the Companies as Buyer has requested, subject to the limitations on certain activities set forth in Section 5.02(d). In entering into this Agreement, in purchasing the Interests and in consummating the other transactions contemplated herein, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article 3 of this Agreement, and neither Sellers nor any of their respective officers, directors, members, managers, employees, affiliates, agents or representatives has made any representation or warranty as to Sellers, the Companies, this Agreement, the Interests or the Project, except as expressly set forth in this Agreement. To the fullest extent permitted by Law, neither Sellers nor any of their respective officers, directors, shareholders, employees, Affiliates, agents or representatives shall have any liability to Buyer for any information made available to, or statements made to, Buyer (or any of its agents, officers, directors, employees, Affiliates or representatives), other than (a) the express obligation of Sellers to indemnify Buyer following the Closing to the extent set forth in Article 10; and (b) as provided in Section 8.03. Nothing contained in this Section 4.05 shall limit or restrict any of the representations and warranties of Sellers contained in this Agreement.

4.06 Ability to Perform. Buyer has, and will have as of the Closing, available to it sufficient funding to enable Buyer to consummate the purchase of the Interests on the terms set forth in this Agreement, to pay all expenses to be incurred by Buyer in connection therewith and to perform all of its other obligations under this Agreement and the Buyer Transaction Documents.

4.07 No Commissions. No broker or finder is entitled to any commissions or brokers’ or finders’ fees in respect of the transactions contemplated hereby based upon agreements, arrangements or understanding made by, through or on account of any acts of Buyer.

4.08 Regulatory Status. To the extent that Buyer is a “holding company” within the meaning of Section 1262(8) of PUHCA, it is a holding company solely with respect to its ownership of one or more EWGs, QFs or FUCOs. The consummation of the transactions contemplated by this Agreement will not cause Buyer, its Affiliates, or the Companies to have horizontal or vertical market power in any of the relevant geographic markets under FERC’s market power screens under Sections 203 or 205 of the Federal Power Act.

ARTICLE 5

PRE-CLOSING COVENANTS

5.01 Covenants of Sellers.

(a) Except as otherwise contemplated by this Agreement, as required by applicable Law or as may be approved in writing by Buyer, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, Sellers shall (and, as applicable, shall cause the Companies to):

(i) Other than the planned and publicly announced discontinuance of paper manufacturing operations at the Project, operate the Project in the ordinary course, consistent with the Companies’ past practices, in accordance with good operating practices and in compliance with Laws and the Companies’ Permits and Environmental Permits;

(ii) Other than the planned and publicly announced discontinuance of paper manufacturing operations at the Project, continue to maintain the Included Assets consistent with the Companies’ past practices, in accordance with good operating practices and in compliance with Laws and the Companies’ Permits and Environmental Permits;

(iii) Other than the planned and publicly announced discontinuance of paper manufacturing operations at the Project, continue to maintain the books and Records of the Companies and use reasonable efforts to preserve intact the present business organization and operations of each Company, to keep available the services of its contractors and to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with each Company, to the extent relevant to Buyer’s Intended Use;

(iv) promptly disclose to Buyer any event occurring after the date of this Agreement which, to the Knowledge of Sellers, results in any of the representations and warranties of Sellers set forth in Article 3 becoming inaccurate or untrue in any material respect;

(v) use commercially reasonable efforts to obtain, prior to the Closing, at Sellers’ sole cost and expense, all of the Specified Consents required to be obtained by Sellers or the Companies;

(vi) provide Buyer’s officers, employees, counsel, accountants and other representatives with reasonable access, during normal business hours, to the Included Assets and the Project, (subject to Section 5.09 hereof) the books and Records of the Companies with respect to the Included Assets and the Project and personnel of the Companies and their Affiliates who are reasonably familiar with the Included Assets and the Project;

(vii) as promptly as practicable (A) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with, and give all notices to, any Governmental Entity or any other Person required of Sellers to consummate the transactions contemplated in this Agreement and to execute and deliver the Transaction Documents, and (B) provide such other information and communications to such Governmental Entity or other Persons as Buyer, such Governmental Entity or other Persons may reasonably request in connection therewith;

(viii) provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in Section 5.01(a)(vii) above is obtained, taken, made or given, or is denied, revised or delayed, as applicable, and, unless precluded by Law, advise Buyer and provide Buyer with copies of any written communications with any Governmental Entity regarding any of the transactions contemplated by the Transaction Documents;

(ix) Subject to Section 5.09 hereof, (A) provide Buyer and its officers, key employees, counsel, accountants and consultants with reasonable access, upon reasonable prior notice and during normal business hours, to the representatives of the Companies and any Affiliates who have any responsibility for the operation of the Facilities or any of the other Included Assets, to the Companies’ internal accountants, and to the Included Assets, but only to the extent that such access does not unreasonably interfere with the Companies’ businesses, and (B) furnish Buyer and such other Persons with other such information and data concerning the Companies’ businesses, the Included Assets and the Assumed Liabilities as Buyer or any of such other Persons reasonably may request (subject to Section 5.09); provided that Sellers shall not be required to, and shall not be required to cause the Companies to, furnish any such information where the furnishing of such information would violate any Law, Order, contract, or Permit applicable to Sellers or the Companies; provided, further, that Sellers shall notify Buyer of any inability to provide such information and shall use commercially reasonable efforts to seek and obtain a waiver or consent under any such Law, Order, contract or Permit in order to be able to furnish such information to Buyer; and

(x) continue to pursue in good faith the appeal (by Sellers and/or the Companies and/or the Affiliate of any of them) of the MPUC Order, and to provide prompt notice to Buyer of any hearings, orders, filings or other matters relating to the MPUC Proceeding.

Notwithstanding the foregoing, the parties agree and acknowledge that, on or prior to the Closing Date, Sellers shall cause the Companies to convey, distribute or assign to Sellers (or their designee(s) or assignee(s)) all of the Excluded Assets and all of the Excluded Obligations pursuant to the Excluded Assets Assignment and Assumption Agreements.

(b) Except as specifically contemplated by this Agreement, Sellers shall not (and shall not permit the Companies to), from the date hereof until the Closing, without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) sell or transfer any of the Included Assets having a value more than $25,000 in the aggregate (other than worn out, obsolete or damaged assets sold or transferred consistent with the Companies’ past practices);

(ii) sell or transfer any spare parts or inventory comprising a portion of the Included Assets;

(iii) make any capital expenditures, series of capital expenditures or commitments for capital expenditures related to the Project to the extent the capital improvements related to such capital expenditure will not be completed and fully paid for prior to the Closing;

(iv) amend, modify, cancel, or waive any rights under or grant any consent relating to, any Permits or Environmental Permits;

(v) except in the ordinary course of the Companies’ businesses and consistent with past practices, amend, modify or terminate, or waive any material provision of any Included Agreement except in each case as expressly and specifically contemplated by the terms of this Agreement, or enter into any contract or agreement that would be a Material Contract if it had been entered into prior to the date hereof and that extends beyond the Closing Date;

(vi) incur any Indebtedness, obligations or other Liabilities of the Companies not in existence on the date hereof, other than in the ordinary course of the Companies’ businesses consistent with past practices and other than Liabilities to be paid or discharged by Seller or its Affiliates on or prior to the Closing Date;

(vii) permit, allow, or suffer the Interests or any Included Asset to be subjected to any Encumbrances other than Permitted Encumbrances, Real Property Permitted Encumbrances or Encumbrances that will otherwise be discharged prior to or at the time of the Closing, except for Encumbrances incurred or arising in the ordinary course of the Companies’ businesses and which, if in existence on the date of this Agreement, would constitute Real Property Permitted Encumbrances or Permitted Encumbrances;

(viii) change any material method of accounting of the Companies for Tax purposes, enter into any agreement with any Governmental Entity with respect to any Tax or Tax Returns of the Companies, extend or waive the applicable statute of limitations with respect to any material amount of Taxes; surrender a right of the Companies to a Tax refund, make any Tax election or settle or compromise any Tax liability, in each case, that could reasonably be expected to create or otherwise cause any liability arising with respect to the Project or an Included Asset or cause any liability to Buyer or the Companies;

(ix) grant, issue or give any Person any rights or options with respect to the Interests or the Included Assets;

(x) (A) increase the compensation of any Facilities Employees, (B) grant any bonus, benefit or other direct or indirect compensation to any Facilities Employees, (C) increase the coverage or benefits available under (or create any new or otherwise amend) any employee benefit plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which either Company is a party or involving a director or executive officer of either Company, except, in each case, as required by or otherwise provided under the CBAs or applicable Law from time to time in effect;

(xi) cancel or compromise any material debt or claim or waive or release any material right of either Company with respect to an Included Asset;

(xii) amend either Company’s organizational documents or take any other action that would, in either case, have an adverse effect on the ability of Sellers to consummate the transactions set forth in the Agreement;

(xiii) issue any additional membership interests in either Company;

(xiv) other than the planned and publicly announced discontinuance of paper manufacturing operations at the Project, introduce any material change with respect to the operation of the Companies’ businesses that is relevant to Buyer’s Intended Use, including any material change in the types, nature, composition or quality of products or services or the closure of any portion of the operations of the Facilities;

(xv) introduce any material change with respect to the Companies’ accounting practices;

(xvi) institute any action or proceeding or assert any claim regarding, or enter into any settlement regarding, any Included Asset;

(xvii) take or fail to take any action which may result in the revocation, modification, non-renewal or suspension of any Permit, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by any Governmental Entity with respect to the Facilities or their operations;

(xviii) take or fail to take any action that may result in either Company losing its MBR Authority or its status as an EWG, as applicable;

(xix) agree to a settlement with respect to the MPUC Claims that sets a rate based on parameters other than those set forth on page 30 of the MPUC Order;

(xx) agree or commit to do any of the foregoing; or

(xxi) take any other action that would cause any condition to Closing set forth in Section 6.01 to not be satisfied.

5.02 Covenants of Buyer. Except as otherwise contemplated by this Agreement, as required by applicable Laws or as may be approved by Sellers in writing, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8:

(a) Subject to satisfaction or waiver by Buyer of the conditions to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 6.01 hereof, Buyer shall take all action necessary to have available, on the Closing Date, sufficient funding to enable Buyer to consummate the purchase of the Interests from Sellers in accordance with this Agreement and otherwise to perform all of Buyer’s obligations under this Agreement. As soon as reasonably practicable following the Closing Date, but in no event later than thirty (30) days after the Closing Date, Buyer shall obtain and provide to MDEP a letter of credit or other financial security with respect to VB’s closure and post-closure obligations relating to the Landfill that is satisfactory to MDEP as a substitute for the Landfill Letter of Credit. Until such time as such letter of credit or other financial security is provided to MDEP (but in no event for longer than thirty (30) days after the Closing Date), Sellers shall maintain the Landfill Letter of Credit with MDEP.

(b) Buyer shall use commercially reasonable efforts to obtain, prior to the Closing, at Buyer’s sole cost and expense, all of the Specified Consents required to be obtained by Buyer, and Buyer shall promptly disclose to Sellers any event occurring after the date of this Agreement of which Buyer becomes aware that results in any of the representations and warranties of Buyer set forth in Article 4 being inaccurate or untrue in any material respect; and

(c) Neither Buyer nor any of its Affiliates shall undertake or cause to be undertaken any excavation, sampling, analysis or subsurface investigation of the Assets (other than any further analysis of samples already taken), or (except as expressly provided in Section 5.03 hereof) any communication with any Governmental Entity by or on behalf of Buyer or its Affiliates with regard to any Environmental Liabilities or Environmental Conditions regarding the Project. In the event that any Governmental Entity initiates any communication (written, electronic or verbal) with Buyer pre-Closing relating to Environmental Liabilities or Environmental Conditions, (1) in the case of written or electronic communication, Buyer shall not respond to such communication and shall refer such communication to Sellers for response, and (2) in the case of a verbal communication, shall immediately refer the representative of the Governmental Entity to Sellers.

5.03 Filings. As soon as reasonably practicable after the execution of this Agreement, Buyer and Sellers each shall prepare and make or cause to be made any required filings, submissions and notifications under applicable Law (including, without limitation, under the Federal Power Act) to the extent that such filings are necessary to consummate the transactions contemplated hereby and shall use all commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents in a manner consistent with applicable Law. Buyer and Sellers shall jointly communicate with MDEP with respect to Buyer’s provision of financial security relating to Landfill closure and post-closure expenses at Closing, and any other requirements or inquiries of MDEP related to the Landfill, in order that the Landfill Letter of Credit will be cancelled and returned to Sellers or their designee at Closing. Except with respect to the filings with or approval by FERC, which is governed by this Section 5.03, Buyer shall be responsible for making all filings and obtaining each consent listed on Schedule 4.04. Each party shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with their respective obligations under this Agreement and a copy of each filing and all correspondence related thereto. All such filings shall be made as promptly as practicable. Sellers and Buyer shall cooperate to draft and file with FERC an application for authorization of Sellers’ disposition of the Interests pursuant to the Federal Power Act Section 203, 16 U.S.C. § 824b, and FERC’s regulations at 18 C.F.R. Part 33. The parties shall use all commercially reasonable efforts, diligently take all necessary and proper actions and provide any additional information requested by the FERC and other regulatory agencies in connection with any required approvals and shall file such additional information that may be required by FERC in connection with the application for authorization under the Federal Power Act Section 203.

5.04 Efforts to Complete the Transactions. Subject to the terms and conditions set forth in this Agreement, Buyer and Sellers each shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

5.05 Publicity. Neither Buyer nor Sellers shall, without the prior written consent of the other (which consent shall not unreasonably be withheld or delayed), make any public disclosure (by means of public announcement, press release or otherwise) concerning the subject matter of this Agreement or any of the transactions contemplated hereby, unless otherwise required by Law.

5.06 Real Estate Title Documents.

(a) Sellers have delivered to Buyer either a specimen Change Endorsement modifying that certain existing First American Title Insurance Company (the “Title Insurance Company”) Owner’s Policy number NCS-196622-BOS1 insuring the interest of VB in the Real Property (the “Existing Title Policy”), or a specimen title policy insuring the interest of VB in the Real Property, which specimen policy would be used to subsequently issue a change endorsement at Closing (the “Title Insurance Endorsement”), all to be issued by the Title Insurance Company, and which Title Insurance Endorsement shall become effective on, and shall date down the Existing Title Policy to, the Closing Date (the Existing Policy, as so

modified by the Title Insurance Endorsement, the “Title Insurance Policy”), together with copies of all of the documents referred to therein as exceptions (together with all of the standard title insurance exceptions set forth in Schedule B of the Title Insurance Policy, the “Exceptions”), all source deeds, chains of title and plans and surveys referred to in such documents, and will deliver to Buyer at least ten (10) Business Days prior to Closing an updated ALTA survey plan and Surveyor’s Report certified to Buyer and to the issuer of the Title Insurance Endorsement (collectively, the “Survey”) showing the boundary of, and all improvements on, the portions of the Real Property identified as the Mill Site (123 acres on the westerly side of Route 15), the Town Site (15.3 acres on the easterly side of Route 15) and the Landfill (325 acres easterly of Route 15), and the location of each Exception to the extent it can generally be located on a survey, and sufficient for the Title Insurance Company to modify standard title insurance exceptions regarding survey matters (together with the Title Insurance Endorsement, Title Insurance Policy and the Exceptions, collectively the “Real Estate Title Documents”). Buyer acknowledges and agrees that, based on its review of the Real Estate Title Documents, it has no objections to the form or substance of the Title Insurance Endorsement such that upon issuance thereof the Title Insurance Policy will be satisfactory to Buyer (subject to Section 5.06(b) hereof). Subject to Section 7.03(g), Sellers shall, on or before the Closing Date, deliver to the Title Insurance Company, all affidavits, certificates, releases of Encumbrances and other documents required by the Title Insurance Company in connection with its issuance of the Title Insurance Endorsement. Buyer further agrees to pay for any and all premium and similar fees charged by the Title Insurance Company associated with the issuance of the Title Insurance Endorsement.

(b) Excepting any Real Property Permitted Encumbrance, if the Survey reflects an Encumbrance that would constitute a breach of Sellers’ representations or warranties herein regarding the Real Property that would materially detract from the value of or impair the use of the Real Property for Buyer’s Intended Use and which has not been deemed non-objectionable to Buyer pursuant to Section 5.06(a) hereof (a “Title Defect”), then Buyer shall so notify Sellers in writing within five (5) Business Days of receiving the Survey and Sellers shall promptly commence to cure such Title Defect prior to Closing, to the extent practicable, but not as a condition to Closing. No Title Defect shall be deemed a breach of this Agreement or a default by Sellers under this Agreement. Provided that Buyer shall have timely notified Sellers of any Title Defect as aforesaid, Sellers shall use all commercially reasonable efforts to cure any such Title Defect, or if an objection to title, to cause the Title Company to remove the Title Defect as an exception to title or to insure over the same. If Sellers are unable to secure a commercially reasonable cure to any Title Defect timely raised by Buyer within six (6) months following the Closing, then Sellers shall indemnify Buyer against loss suffered directly by reason of such Title Defect, subject to and in accordance with the provisions of Article 10. Subject to the notice requirements set forth in this Section 5.06(b), Sellers’ covenants under this Section 5.06(b) shall expressly survive Closing.

5.07 Tax Matters.

(a) Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Companies, the Included Assets or the Project (other than any such Tax Return relating to Transfer Taxes, which shall be governed by Section 2.04) that are required to be filed (taking into account any applicable extensions) (i) on or before the

Closing Date or (ii) after the Closing Date for any Tax period ending on or before the Closing Date, except to the extent Buyer is required by applicable Law to file such Tax Return. Buyer will timely file, or cause to be timely filed, any Tax Return that is prepared by Sellers pursuant to the immediately preceding sentence and delivered to Buyer at least three (3) days prior to the due date for filing such Tax Return (taking into account any applicable extensions) to the extent permitted by applicable Law. Buyer will have the right to review all Tax Returns prepared by Sellers pursuant to this Section 5.07(a) prior to the filing of such Tax Return, and Sellers will reflect on such Tax Return any reasonable comments submitted by Buyer at least five (5) Business Days prior to the due date of such Tax Return. Buyer will prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns (including Tax Returns relating to Straddle Periods) required to be filed in respect of the Company, the Included Assets or the Project (other than any such Tax Return relating to Transfer Taxes, which shall be governed by Section 2.04).

(b) Sellers will pay, or cause to be paid, all Taxes due with respect to Tax Returns which Sellers are obligated to prepare and file, or cause to be prepared and filed, pursuant to Section 5.07(a). At least three (3) days prior to the due date for a Tax Return prepared by Sellers and filed by Buyer pursuant to Section 5.07(a), Sellers will pay Buyer an amount equal to the Taxes shown on such Tax Return. At least three (3) days prior to the due date for a Tax Return for a Straddle Period, Sellers will pay their portion of the Taxes due with respect to such Tax Return to Buyer, as determined under Section 2.04 and otherwise consistent with this Agreement. Any Tax Return relating to the Included Assets, the Project or the Company for a Straddle Period will, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date.

(c) Pursuant to the Program Guidance for Section 1603 (April 2011), Buyer and Verso Paper LLC shall be jointly liable to the U.S. Department of Treasury for any Section 1603 Recapture Obligations to the extent required under Section 1603 as of the Closing Date.

(d) With respect to the Section 1603 Grant for Pre-Closing Periods and Post-Closing Periods, (i) Verso Paper LLC and Buyer (and each entity’s respective Affiliates), as applicable, shall comply with Section 1603 and all terms and conditions of agreements involving the U.S. Department of Treasury or another Governmental Entity, including causing VB to file any annual certifications and reports required to be filed, and (ii) Verso Paper LLC and its Affiliates shall cooperate with Buyer and its Affiliates in the filing of any annual certifications and reports required to be filed by VB and any other compliance matters reasonably requested by Buyer and in the defense of any audits, examinations or evaluations by the U.S. Department of Treasury or another Governmental Entity. Without limiting the foregoing, Buyer will have the right to review all annual certifications and reports required to be filed by VB on or before the Closing Date prior to the filing of such annual certifications and reports, and VB will reflect on such annual certifications and reports any reasonable comments submitted by Buyer at least five (5) Business Days prior to the due date of such annual certifications and reports. Consistent with Section 10.01, for the avoidance of doubt, the portions of the covenants of the parties hereto that by their terms extend beyond Closing shall survive indefinitely.

5.08 Employment Matters. The Parties agree and acknowledge as follows:

(a) VP will be terminating the employment of the Facilities Employees listed on Schedule 3.10(a) effective as of the Effective Time. Prior to the Effective Time, Buyer shall deliver, in writing individually or generally, an offer of employment commencing on the Effective Time and contingent upon the Closing to those of the Facilities Employees listed on Schedule 3.10(a) as decided by Buyer. The employment by Buyer (or one of its affiliates) of such designated Facilities Employees shall be deemed for all purposes to have occurred with no interruption or break in service. Due to the fact that certain of the Facilities Employees being hired are covered by the CBAs, VB shall agree to be bound by the terms of the applicable CBAs as of the Effective Time except as otherwise provided in this Agreement or as otherwise agreed between Buyer and the unions that are parties to such CBAs.

(b) Sellers shall be solely responsible for, and shall assume as of the Effective Time any and all liability for, severance payments and other payments that are or become payable under the CBAs, the Employee Plans, applicable Law (including Maine’s Severance Pay Statute) to current or past employees of Sellers or their Affiliates who have been employed at the Project, other than the Facilities Employees (modified as contemplated by Section 5.08(a) hereof) that Buyer elects to employ or to cause VB to employ as of the Effective Time; provided that Sellers shall be solely responsible for and shall retain liability for all Employee Plans with respect to the Facilities Employees. VP caused to be delivered WARN notices to all employees employed at the Project on or about October 1, 2014, indicating the intent to cease operations at the Project effective November 30, 2014, which date may be extended at the option of VP to as late as December 31, 2014. VP shall engage in any bargaining required under the CBAs or applicable Law arising out of the planned termination of any employees employed at the Project who receive WARN notices as provided herein. Buyer agrees that VB shall be solely responsible for any payments or obligations to the Facilities Employees that Buyer elects to employ or to cause VB to employ as of the Effective Time, which payments or obligations arise following the Effective Time in connection with their employment by Buyer or VB or the termination of such employment, under the CBAs, applicable Law (including Maine’s Severance Pay Statute). Any termination of the employment with Buyer or VB of any such Facilities Employee following the Effective Time shall be subject to (as applicable) the CBAs, the Employee Plans and applicable Law, and Buyer and VB shall be solely responsible for any costs or liabilities arising therefrom.

(c) Buyer acknowledges that VP will remain obligated under the CBAs and the Employee Plans following the Effective Time, subject only to Buyer’s or VB’s express assumption of certain specified obligations as set forth in this Section 5.08. Prior to the expiration of the benefits continuation period provided under the Transition Services Agreement, Buyer will provide a list of benefits to be made available by VB to the Facilities Employees employed by Buyer or VB following the expiration of the benefits continuation period under the Transition Services Agreement. Buyer will be responsible for engaging in discussions with the unions representing such employees to implement such benefits, as contemplated by the CBAs. Buyer will keep VP informed of such bargaining. Sellers (or their Affiliates) shall have no obligation to make additional payments (or to cause the Companies prior to Closing to make additional payments) in order to enable Buyer to implement such changes. Buyer shall not permit or cause the Companies to agree to any changes to the CBAs that could increase any of the liabilities or obligations assumed or retained by Sellers (or their Affiliates) under this Section 5.08.

(d) Following the Closing, there will be no additional benefit accruals under the Verso Paper Corp. Pension Plan for Hourly Employees for the Facilities Employees or the Mill Employees, except as permitted by the Transition Services Agreement. Thereafter, VP shall have full power and discretion to determine if and when such plan shall be terminated and liquidated.

(e) The parties agree and acknowledge that the parties to the CBAs (other than the Companies and their Affiliates) shall be third party beneficiaries of this Section 5.08. Buyer acknowledges receipt of copies of the CBAs.

“SUCCESSORSHIP

1.	The Company agrees that if the Bucksport mill is sold, leased, transferred or assigned, the Company shall inform the purchaser, lessee, transferee or assignee, of the exact terms of this Successorship Paragraph provision and shall make the sale, lease, transfer or assignment conditional upon the purchaser, lessee, transferee or assignee, assuming all the obligations of the applicable Collective Bargaining Agreement until its expiration date and treating the affected employees of the applicable Bargaining Unit in accordance with the terms of the applicable Collective Bargaining Agreement. The Union and/or its local and any other union representing covered employees will agree to such assumption.

2.	Provided all contractual agreements are honored regarding seniority, including provisions for lay off and recall (it being understood that the applicable purchase agreement shall require the purchaser to make its hiring decisions with respect to Bargaining Unit positions according to the contractual rules that would apply as though such hiring were a decision to recall or layoff Bargaining Unit employees), it is understood and agreed (a) that the purchaser will not be required to have the same number of employees in the applicable bargaining unit as the Company does at the time of the transaction, and (b) that the applicable purchase agreement may permit the purchaser to make change in the benefit programs required by the applicable agreement provided that the benefits in all events continue to be substantially equivalent in the aggregate to those provided under the applicable collective bargaining agreement.

It is agreed that the Company’s obligations under this Successorship language will be satisfied if the applicable purchase and sale agreement: (i) contains the terms required by the above paragraphs; and (ii) either (x) makes the Union a third party beneficiary of those terms; or (y) is supplemented by a contemporaneous agreement between the Union and the purchaser effectuating those terms.”

5.09 Documents and Information to be Retained by Sellers; Attorney-Client Privilege; Alstom Claims.

(a) The parties agree and acknowledge that Sellers shall be entitled to retain (and Buyer and the Companies shall have no rights with respect thereto following the Closing or the termination of this Agreement) any and all documents, communications and information of the Companies that relate specifically to the transactions contemplated by this Agreement (as opposed to the business or operations of the Companies, the Project or the Included Assets), the process leading up to this Agreement and such transactions or the Excluded Assets, the Excluded Liabilities or the Excluded Obligations (not including the Alstom Claims, which are addressed separately in paragraph (c) below), including but not limited to those that are or may be subject to the attorney-client privilege. Sellers shall be solely entitled to exercise any and all rights with respect to any attorney-client privilege that arises out of or relates to any such documents, communications or information following the Closing or the termination of this Agreement.

(b) Buyer agrees to make available (and to cause the Companies to make available) to Sellers, their Affiliates, and their respective agents, invitees and invitees’ agents from time to time following the Effective Time during the pendency of the Alstom Litigation and all appeals, upon reasonable prior written notice to Buyer from Sellers, their Affiliates, or their respective agents, in a manner that does not materially interfere with the operation of the Facilities, and at Sellers’ sole cost and expense, all books and records reasonably relevant or related to the subject matter of the Alstom Claims, the Alstom Liabilities, or the Alstom Litigation, personnel of the Companies possessing knowledge or expertise reasonably relevant or related to the subject matter of the Alstom Claims, the Alstom Liabilities, or the Alstom Litigation and, subject to and in accordance with the Seller License, access to the Facilities to the extent reasonably relevant or related to the subject matter of, or otherwise reasonably necessary in connection with the prosecution or defense of, the Alstom Claims or Alstom Liabilities.

(c) Within five (5) Business Days following the Closing, Verso Paper Corp. and the Companies shall enter into a common interest agreement with respect to the Alstom Claims, the Alstom Liabilities, and the Alstom Litigation. Within ten (10) Business Days following the Closing, Verso Paper Corp. shall (i) acknowledge and evidence to the Chancery Court of Shelby County, Tennessee, the transfer and assignment of the Alstom Claims to, and the assumption of the Alstom Liabilities by, Verso Paper Corp., and (ii) move for the dismissal of VB from the Alstom Litigation. Upon the Closing, the parties acknowledge and agree that Verso Paper Corp. shall hold and retain, and shall be solely entitled to exercise, all rights with respect to any attorney-client privilege, work product protection and any other applicable privilege or exemption from disclosure that arises out of or relates to the Alstom Claims, the Alstom Liabilities or the Alstom Litigation.

(d) From the Closing Date until the earlier of January 1, 2025 or the date of settlement of the Alstom Litigation, prior to making any material modifications to Boiler No. 8 or any systems, equipment or components attached directly or indirectly thereto, including, without limitation, the fuel storage and delivery systems, the incoming and outgoing air and emissions systems, the ash handling systems, and any components of the foregoing, Buyer shall provide sixty (60) days prior written notice to Sellers, in accordance with the notice provisions set forth in Section 11.03 of this Agreement, except to the extent that Buyer determines, in its reasonable discretion, that such modifications are required to be made in accordance with prudent industry practice in order to maintain or preserve the Included Assets in good working order or to preserve a safe and productive working environment at the Facilities or are required by Law, in which case, Buyer shall provide to Sellers such notice as is reasonably practicable under the circumstances.

(e) Within five (5) Business Days following the Closing, VP shall take all actions necessary in the MPUC Proceeding to acknowledge and evidence the transfer and assignment of the MPUC Claims to the Companies as of the Closing.

5.10 Notification Obligations. At least twenty (20) days prior to any such occurrence, Buyer agrees to notify (or to cause VB to notify) Sellers and International Paper Company (or its successor in interest) of any change in use, sale, transfer or retirement of any of the tax-exempt facilities included in the Facilities and identified as such under the $95,500,000 Town of Bucksport, Maine Solid Waste Disposal Revenue Refunding Bonds, 2004 Series A (International Paper Company Project), and to bind any subsequent purchaser or transferee of such tax exempt facilities to such notification obligations.

5.11 Casualty and Condemnation. Notwithstanding anything in this Agreement to the contrary, from the date hereof to the Closing, all risk of loss or damage to the Included Assets shall be borne by Sellers. If any of the Included Assets is destroyed or damaged or taken in condemnation prior to Closing and if the condemnation value (in the case of condemnation) or the cost of restoring the damaged or destroyed Included Assets to a condition reasonably comparable to their prior condition (in the case of damage or destruction) (net of and after giving effect to any insurance proceeds available to Sellers for such restoration and any Tax benefits related thereto), as estimated by a qualified firm reasonably acceptable to Buyer and Sellers (in the case of casualty), is greater than $3,000,000 (any such amount, the “Casualty/Condemnation Loss”), Sellers may, by written notice to Buyer within thirty (30) days after such casualty or condemnation event, elect to reduce the Purchase Price by the amount of the Casualty/Condemnation Loss, and such casualty or condemnation shall not affect the Closing. If Sellers do not elect to reduce the Purchase Price within such thirty (30) day period as provided above, Buyer may elect to terminate this Agreement by providing written notice to Sellers within ten (10) days after the end of such thirty (30) day period. If Buyer does not elect to terminate this Agreement pursuant to the preceding sentence, notwithstanding anything herein to the contrary, all insurance proceeds or condemnation awards with respect to such condemnation or casualty event shall be an Included Asset and Sellers shall pay or credit to Buyer at the Closing any such insurance proceeds or condemnation awards received by them on or prior to the Closing and shall assign to or assert for the benefit of Buyer all of their rights against any insurance companies, Governmental Entities and others with respect to such damage, destruction or condemnation. The provisions of this Section 5.11 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if any condition to its obligations hereunder contained in Section 6.01 has not been fulfilled. If this Agreement is terminated, Sellers and Buyer will be discharged of any and all obligations hereunder in accordance with Section 8.03 of this Agreement.

5.12 Transition Services Agreement. Prior to the Closing, the parties shall negotiate in good faith to agree upon an agreement (the “Transition Services Agreement”) under which Sellers (or their Affiliates), for a period not to exceed twelve (12) months following the Closing, agree to provide to Buyer or the Companies (a) continued payroll processing and continued participation by the Companies’ employees in the Employee Plans that are health, welfare and qualified retirement plans (including the 401(k) plans and pension plan) and (b) certain other mutually agreeable limited transitional services, for which Sellers (or their Affiliates) will be compensated for their actual expenses incurred in connection therewith, including without limitation an allocable portion of the compensation, benefits and other costs of the employees or agents of Sellers (or their Affiliates) performing such services.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.01 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a) all agreements and covenants required by this Agreement and the other Transaction Documents to be complied with or performed by Sellers or their Affiliates at or prior to the Closing shall have been complied with or performed in all material respects;

(b) all of the representations and warranties of Sellers contained in this Agreement (i) that are qualified as to material adverse effect, materiality or other similar qualifications shall be true and correct in all respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be so true and correct at such time) and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be so true and correct at such time);

(c) all filing, approval, and waiting period requirements under the Federal Power Act, if any, shall have been satisfied;

(d) all of the consents, approvals, terminations, partial terminations and discharges listed on Schedule 6.01(d) (the “Specified Consents”) shall have been obtained in form and substance reasonably satisfactory to Buyer and all Encumbrances on the Interests shall have been discharged and released;

(e) there shall not be any effective preliminary or permanent injunction or other order issued by any Governmental Entity which enjoins the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents;

(f) the transactions and other actions contemplated by the Excluded Assets Assignment and Assumption Agreements shall have been consummated to the reasonable satisfaction of Buyer;

(g) completion of the Title Insurance Company’s requirements (as set forth in the Title Insurance Endorsement) for issuance of the Title Insurance Endorsement, as contemplated by Section 5.06(a) and with an effective date as of the Closing Date, containing no exceptions other than the Real Property Permitted Encumbrances or Title Defects either being insured over or which Sellers are providing either cure or indemnification under Section 5.06(b), together with a non-imputation endorsement or similar provision reasonably satisfactory to Buyer; and

(h) Seller shall have duly executed and delivered, or caused to be duly executed and delivered, to Buyer the Transaction Documents to which Sellers or the Companies or any of their Affiliates are a party, and shall have delivered or caused to be delivered such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated in this Agreement.

6.02 Conditions to the Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Sellers) on or prior to the Closing Date of the following conditions:

(a) all agreements and covenants required by this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects;

(b) all of the representations and warranties of Buyer contained in this Agreement (i) that are qualified as to material adverse effect, materiality or other similar qualifications, shall be true and correct in all respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be so true and correct at such time) and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein in which case they shall be so true and correct at such time);

(c) all filing, approval and waiting period requirements under the Federal Power Act, if any, shall have been satisfied;

(d) all of the Specified Consents shall have been obtained, and MDEP shall have (i) executed an amendment to the Landfill Letter of Credit authorizing its cancellation as of the Effective Time and (ii) surrendered to Sellers or their designee for cancellation the Landfill Letter of Credit;

(e) there shall not be any effective preliminary or permanent injunction or other order issued by any Governmental Entity which enjoins the consummation of any of the transactions contemplated by this Agreement; and

(f) Buyer or the Companies shall have duly executed and delivered, or caused to be duly executed and delivered, to Sellers the Transaction Documents to which the Buyer or any of its Affiliates are a party, and shall have delivered or caused to be delivered such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 7

THE CLOSING

7.01 Closing. Subject to the terms and conditions of this Agreement, Buyer and Sellers shall each use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement on or before January 9, 2015. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Portland, Maine office of Pierce Atwood LLP (or such other place as the parties may agree), commencing at 10:00 a.m. (Eastern Standard Time) on the third Business Day following the first date on which all of the conditions specified in Article 6 have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at Closing, subject to the satisfaction or waiver of such conditions as of the Closing), or at such other time as Buyer and Sellers may agree in writing (the “Closing Date”).

7.02 Timing and Effectiveness of Actions. At the Closing, the parties shall take the actions described in this Article 7. All actions shall be deemed to have occurred simultaneously and as of 12:01 a.m. on the Closing Date (the “Effective Time”) and, unless Buyer and Sellers otherwise agree in writing, the effectiveness of any action taken at the Closing shall be conditioned upon the taking of all other actions required by this article.

7.03 Sellers’ Deliveries. At the Closing, Sellers shall deliver:

(a) instruments of conveyance of the VB Interests and the VBP Interests in the form of Exhibit E executed by VP and VMP, respectively;

(b) a certificate signed by the President or a Vice President of each Seller and dated the Closing Date as to the matters set forth in Section 6.01(a) and Section 6.01(b);

(c) evidence reasonably satisfactory to Buyer of the receipt of the Specified Consents which Sellers are responsible to obtain, as contemplated by this Agreement;

(d) an affidavit of non-foreign status certifying that the sale of the Real Property by the Tax Owner for purposes of Section 1445 of the Code is exempt from withholding under Section 1445 of the Code, and, if applicable, a certificate in the form required by Maine Revenue Services certifying that the sale of the Real Property by VP is exempt from Maine income tax withholding under 36 M.R.S. § 5250 A, and a tax clearance certificate from Maine Revenue Services with respect to Sellers pursuant to 36 M.R.S. § 177(6);

(e) resignations of the directors and officers of each Company, effective as of the Closing;

(f) the Excluded Assets Assignment and Assumption Agreements duly executed by the Companies and the transferee(s) of the Excluded Assets;

(g) the Transition Services Agreement duly executed by Sellers or their Affiliates;

(h) a general release, in form and substance reasonably acceptable to Buyer and Sellers, releasing the Companies from all claims that either Seller (or any of its Affiliates) may have against the Companies as of the Closing Date other than claims arising under the Transaction Documents;

(i) a guaranty issued by Verso Paper Corp., in form and substance reasonably acceptable to Buyer, guaranteeing each Seller’s obligations under the Transaction Documents;

(j) a certificate from each Seller, dated as of the Closing Date and signed by an officer of such Seller, setting forth (i) a good standing certificate with respect to Seller issued by the State of Delaware, (ii) a good standing certificate with respect to each Company issued by the State of Delaware and each other State in which such Company is authorized to conduct business, (iii) the resolutions authorizing such Seller to enter into and consummate the transactions contemplated by the Transaction Documents, (iv) the signature of each officer of such Seller authorized to execute each Transaction Document on behalf of such Seller, (v) the limited liability company agreement of each Company, and (vi) the certificate of formation (or similar document) for each Company certified by the State of Delaware; and

(k) such other certificates, documents and instruments as reasonably may be requested by Buyer in connection with the transactions contemplated by this Agreement, including without limitation the affidavits and indemnities reasonably required for the issuance of the Title Insurance Policy, including those needed for the non-imputation insurance coverage, provided that such affidavits are in form and substance reasonably satisfactory to Sellers.

7.04 Buyer’s Deliveries. At the Closing, Buyer shall deliver:

(a) the Purchase Price, paid in the manner provided in Section 2.03;

(b) the Seller License and the Transition Services Agreement, each duly executed by the Companies;

(c) a certificate signed by the President or a Vice President of Buyer and dated the Closing Date as to the matters set forth in Section 6.02(a) and Section 6.02(b);

(d) a guaranty issued by American Iron & Metal Co. Inc., in form and substance reasonably acceptable to Sellers, guaranteeing Buyer’s obligations under the Transaction Documents;

(e) a certificate from Buyer, dated as of the Closing Date and signed by an officer of Buyer, setting forth (i) a good standing certificate with respect to Buyer issued by the State of Delaware, (ii) the resolutions authorizing Buyer to enter into and consummate the transactions contemplated by the Transaction Documents, (iii) the signature of each officer of Buyer authorized to execute each Transaction Document on behalf of Buyer; and

(f) such other certificates, documents and instruments as reasonably may be requested by Sellers in connection with the transactions contemplated by this Agreement.

ARTICLE 8

TERMINATION

8.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Buyer and Sellers;

(b) By either Buyer or Sellers if the transactions contemplated by this Agreement have not been consummated on or before March 31, 2015, or such later date as Buyer and Sellers may agree to in writing (the “Expiration Date”), except that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party if the failure of such party to perform any material obligation under this Agreement or to fulfill any material condition under this Agreement within the control of such party has been the proximate cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Expiration Date;

(c) By Buyer:

(i) if events occur that render one or more of the conditions to the obligations of Buyer set forth in Section 6.01 (other than Section 6.01(b) thereof) impossible of satisfaction and such condition or conditions are not waived by Buyer;

(ii) if a material breach by Sellers of any covenant or agreement is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Sellers are diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Buyer to Sellers (but in no event beyond the Expiration Date);

(iii) in the case of a material breach by Sellers of a representation or warranty that is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Sellers are diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Buyer to Sellers (but in no event beyond the Expiration Date);

(d) By Sellers, if:

(i) events occur that render one or more of the conditions to the obligations of Sellers as set forth in Section 6.02 impossible of satisfaction and such condition or conditions are not waived by Sellers; or

(ii) a material breach by Buyer of any representation, warranty, covenant or agreement in this Agreement occurs that is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Buyer is diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Sellers to Buyer (but in no event beyond the Expiration Date); or

(e) By Buyer pursuant to Section 5.11 or Section 8.02 hereof.

If this Agreement is terminated by either Buyer or Sellers pursuant to this Section 8.01, such termination shall become effective at such time as the terminating party gives written notice of the termination to the other party.

8.02 Disclosure Supplements. Prior to Closing, Sellers shall modify or supplement any of the Schedules to this Agreement to reflect facts or information coming to the attention of Sellers following the execution of this Agreement that has caused or would reasonably be expected to cause any representation herein not to be true and correct as of the date hereof or to be true and correct as of the Closing Date (any such modified or supplemented Schedule being referred to herein as a “Corrected Schedule”). Any such Corrected Schedule shall in no event or circumstance be deemed to (i) modify the representations and warranties of Sellers set forth herein, (ii) modify any of the conditions set forth in Article 6 hereof, or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation or warranty of Sellers set forth herein or failure to satisfy any condition set forth in Article 6 hereof.

8.03 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.01, the provisions of this Agreement immediately shall become void and of no further force and effect (except that the provisions of the Confidentiality Agreement shall survive such termination), and there shall be no liability of Sellers, on the one hand, or of Buyer, on the other hand, other than with respect to (i) any willful material breach by such party or parties of any covenant or obligation contained in this Agreement on the part of such party which occurred and was not cured prior to such termination, and (ii) any breach by Buyer of its obligations under Section 5.02(c).

ARTICLE 9

CERTAIN POST-CLOSING OBLIGATIONS

9.01 Post-Closing Access. After the Closing, Buyer shall provide Sellers, their Affiliates, and their respective agents and designees, with reasonable access during normal business hours to any books and Records of the Companies included in the Included Assets which are reasonably relevant or related to (i) the Alstom Claims; and (ii) the Project prior to the Closing for the purpose of enabling Sellers to prepare their financial statements and Tax Returns, or for the purpose of dealing with Tax audits, investigations, refund claims, appeals, protests and similar proceedings, and to perform any other acts reasonably related to the sale of the Interests to Buyer or Sellers’ ownership thereof prior to the Closing Date. Nothing contained in this paragraph shall be construed as requiring Buyer or Sellers to grant the other party access to any Tax Returns other than a Tax Return filed pursuant to 36 M.R.S. § 706 or to any financial statements, unless access to such Tax Returns or financial statements is redacted to remove any confidential information and is necessary for the preparation of financial statements or Tax Returns or for the purpose of enabling either party to deal with Tax audits, investigations, refund claims, appeals, protests and similar proceedings, or to perform any other acts reasonably related to the purchase of the Interests or Sellers’ ownership thereof prior to the Closing Date. The parties agree to retain any documents or Records that may be relevant to Tax audits, investigations, refund claims, appeals, protests and similar proceedings for at least the period of the applicable statute of limitations plus six months. If either party shall desire to dispose of any of such books and Records prior to the expiration of such period, such party shall, prior to such disposition, give the other party (the “Recipient”) a reasonable opportunity, at the Recipient’s expense, to segregate and remove such books and Records as Recipient may select. The parties further agree to cooperate and allow reasonable access to the appropriate personnel of the other party for the purpose of dealing with any Tax audits, investigations, refund claims, appeals, protests and similar proceedings.

9.02 Further Assurances. Each party shall execute and deliver, or cause to be executed and delivered, all such other assignments, deeds, easements, instruments and other documents and shall take all such other actions as the other party reasonably may request from time to time in order to effectuate the provisions of this Agreement. Without limitation of the foregoing, in the event that following the Closing Date Buyer and Sellers identify any asset (and any related Liabilities arising post-Closing) that, had it been identified prior to Closing, would have been an Included Asset or an Excluded Asset, as the case may be, the parties shall execute such documents and take such other actions as any of the parties may reasonably request in order that such asset (and any related Liabilities arising post-Closing) is conveyed to the Company designated by Buyer (in the case of an asset that would have been an Included Asset had it been identified pre-Closing) or to a Seller or its Affiliate as designated by Sellers (in the case of an asset that would have been an Excluded Asset had it been identified pre-Closing). Sellers shall bear all reasonable expenses in connection with any such transfer.

9.03 Voluntary Environmental Actions; Limitations on Communication.

(a) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be liable for, and shall not have any obligation to indemnify or hold harmless Buyer Group under Article 10 of this Agreement for, Environmental Damages or Environmental Liabilities arising out of any Environmental Condition discovered or any claim arising as a result of a Voluntary Environmental Action undertaken by or on behalf of Buyer or any of its Affiliates. “Voluntary Environmental Action” means any soil, groundwater, surface water, sediment or soil gas or vapor investigation or sampling of the Project or any Voluntary Environmental Communication after the Closing Date unless (and only to the extent) such investigation, sampling or Voluntary Environmental Communication is (1) required by any Environmental Law or necessary to comply with any Environmental Law; (2) in response to a requirement of a Governmental Entity; (3) part of the normal course of business of repairs, modifications, maintenance or construction activities that are conducted consistent with normal business practices directly related to Buyer’s Intended Use; or (4) reasonably necessary in order to evaluate, prevent or mitigate an imminent threat to human health or the environment that first becomes known to Buyer after Closing. “Voluntary Environmental Communication” means any communication with any Governmental Entity following the Closing Date with respect to Historical Environmental Liabilities other than (a) with respect to Historical Environmental Liabilities discovered as a result of a Voluntary Environmental Action undertaken by or on behalf of Buyer or any of its Affiliates; (b) unless and only to the extent required by any Environmental Law or necessary to comply with any Environmental Law; or (c) unless and only to the extent in response to a requirement of a Governmental Entity. Any such investigation, sampling or communication shall not be considered “required by Environmental Law” for purposes of this Section 9.03 to the extent such investigation, sampling or communication occurs as part of due diligence conducted by a future prospective purchaser, lessee, investor or financing source. For avoidance of doubt, the words “investigation” and “sampling” and “communication” as used herein shall not include a Phase I Environmental Site Assessment performed in accordance with the U.S. Environmental Protection Agency’s Innocent Landowners, Standards for Conducting All Appropriate Inquiries, 40 C.F.R. Part 312 (2013) and

ASTM Standard E 1527-13 of the American Society for Testing and Materials (“Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process”); (herein collectively referred to as “ASTM Phase I ESA”); provided, however, that any associated communication with any Governmental Entity shall be limited to that required by the ASTM Phase I ESA. With regard to Historical Environmental Liabilities, except (i) to the extent required by any Environmental Law, (ii) to the extent necessary to comply with any Environmental Law, or (iii) in connection with a Voluntary Environmental Action, Buyer also agrees not to advocate or seek the performance of any Remedial Action with regard to the Project for which it intends to hold Sellers liable pursuant to Article 10 hereof, or for which Sellers or their Affiliates could be held financially responsible (in whole or in part) by any Governmental Entity or other Person or which could give rise to liability on the part of Sellers or their Affiliates.

(b) The covenants contained in this Section 9.03 shall be included in a recording in the applicable registry of deeds in form satisfactory to Sellers, in such a manner as to impose the same restrictions and obligations on Buyer and any transferee of Buyer and (1) for Historical Off-Site Environmental Liabilities shall run with the Real Property in perpetuity and shall be binding on successors and assigns of Buyer and all future owners of the Project (or any portion thereof) and (2) for Historical On-Site Environmental Liabilities shall be binding on all successors and assigns of Buyer and all future owners of the Project (or any portion thereof), and shall run with the Real Property.

(c) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not have any obligation to indemnify or hold harmless Buyer Group under Article 10 of this Agreement for costs related any Remedial Action associated with any Historical Environmental Liabilities unless (i) Buyer provides Sellers with at least thirty (30) days advance written notice prior to conducting such Remedial Action, except to the extent such Remedial Action is required to address an imminent threat to human health or the Environment, (ii) Buyer consults with Sellers prior to conducting any such activities and incorporates any reasonable requests by Sellers with regard to the scope and activities associated therewith, except to the extent such Remedial Action is required to address an imminent threat to human health or the Environment; provided, however, that (subject to any applicable limitations contained in this Agreement) Buyer retains sole discretion in determining the scope of any Remedial Action; (iii) any such action must be conducted in the Lowest-Cost Commercially Reasonable Manner (or Sellers’ obligation to indemnify and hold harmless Buyer Group for the cost related to the action shall be limited to the cost of conducting the action in the Lowest-Cost Commercially Reasonable Manner); and (iv) Buyer designs and conducts such activities with reasonable care and to limit their scope and extent so as to reduce the likelihood of the creation, imposition or expansion of Historic Environmental Liabilities. Buyer and Sellers agree that any communications between the parties during such consultation are made without prejudice and shall be treated as confidential settlement discussions not to be used in evidence in any dispute.

9.04 Name Changes. Within fifteen (15) Business Days after the Closing Date, Buyer shall cause the names of the Companies to be changed to eliminate the name “Verso” from such names and shall make all necessary and appropriate filings with all applicable Governmental Entities evidencing such name changes.

ARTICLE 10

INDEMNIFICATION

10.01 Survival. The representations and warranties of the parties set forth in this Agreement shall survive the Closing but shall terminate and expire fifteen (15) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.05, 3.14, 3.15, 3.17, 4.01 and 4.02 (the “Core Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account all extensions thereof) relating to the applicable claim; provided, further that the foregoing survival limitations shall not apply with respect to any claims arising out of any Fraud. With the exception of Buyer’s pre-Closing covenant set forth in Section 5.02(c), which shall survive as set forth in Section 10.03, the pre-Closing covenants of the parties hereto shall terminate and expire fifteen (15) months after Closing. Except as otherwise expressly provided in this Agreement, the covenants of the parties hereto that by their terms extend beyond Closing or termination of this Agreement shall survive indefinitely.

10.02 Indemnification by Sellers. From and after the Closing Date, Sellers shall, jointly and severally, indemnify and hold Buyer and each of its Affiliates, directors, shareholders, officers, agents, representatives and employees (collectively, the “Buyer Group”), harmless from and against Damages imposed upon or incurred by any of them in connection with, resulting from or arising out of, directly or indirectly: (i) any misrepresentation, or inaccuracy of a representation or warranty, made by Sellers in this Agreement (disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained in such representations); (ii) any breach or non-fulfillment of any covenant or agreement on the part of Sellers set forth in this Agreement; (iii) the Excluded Obligations; (iv) the Excluded Liabilities; (v) the Historical Environmental Liabilities (provided that this aspect of the indemnity shall be reduced to the extent that Sellers are harmed as a result of any Buyer breach of any of its obligations under Sections 5.02(c) or any Voluntary Environmental Action); (vi) the fee payable to Concentric Energy Advisors, Inc. referred to in Section 3.17; (vii) the Alstom Litigation; (viii) the failure to obtain any authorization, consent, waiver or approval listed in Schedule 3.04; and (ix) all actions, suits, proceedings and judgments incident to any of the foregoing. Notwithstanding anything in this Agreement to the contrary, Sellers (1) shall have no indemnification obligations under this Article 10 for any Environmental Damages to the extent resulting from changes in any Environmental Law occurring after the Closing Date or to the extent attributable to a change in the use of any Real Property from the Buyer’s Intended Use or any Voluntary Environmental Action by Buyer or its Affiliates, provided that any Remedial Action of Historical Environmental Liabilities may be governed by applicable post-Closing requirements for conducting Remedial Actions, so long as any Remedial Action is conducted in a Lowest-Cost Commercially Reasonable Manner and (2) shall not be liable for any Environmental Damages to the extent imposed upon or incurred or accrued by Buyer Group relating to acts or omissions of Buyer or its Affiliates, or the existence of Environmental Conditions to the extent first arising or existing after the Closing Date.

10.03 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold Sellers and each of their Affiliates and their respective directors, shareholders, managers, members, officers, agents, representatives and employees (the “Seller Group”), harmless from and against all Damages imposed upon or incurred by any of them in connection with, resulting from or arising out of, directly or indirectly: (i) any misrepresentation, or inaccuracy of a representation or warranty, made by Buyer in this Agreement (disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained therein); (ii) the Post-Closing Liabilities; (iii) any breach or non-fulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement; (iv) any amounts paid or payable by the Seller Group to the U.S. Department of Treasury with respect to Section 1603 Recapture Obligations as a result of Buyer or either Company (after the Closing Date) (A) permitting or causing any Section 1603 Property to be owned by a Section 1603 Disqualified Owner or to cease to qualify as “specified energy property” within the meaning of Section 1603, in each case, prior to November 15, 2017, or (B) for any transfer of Section 1603 Property consummated prior to November 15, 2017 (other than this Agreement), failing to obtain an agreement from any transferee that the Buyer or either Company, on the one hand, and any transferee, on the other hand, shall be jointly liable to the U.S. Department of Treasury for any Section 1603 Recapture Obligations to the extent required under Section 1603, and (v) all actions, suits, proceedings and judgments incident to any of the foregoing.

In addition, and without limitation of the foregoing, Buyer hereby agrees to indemnify and hold Seller Group harmless from and against (i) any and all Environmental Damages imposed upon or incurred or accrued by Sellers or their Affiliates to the extent relating to acts or omissions of Buyer or its Affiliates, or the existence of conditions to the extent first arising or existing after the Closing Date, and (ii) with regard to Historical Environmental Liabilities, any and all Damages and Environmental Damages to the extent arising out of or resulting from breach by Buyer or its Affiliates of Buyer’s obligations under Section 5.02(c) hereof or any Voluntary Environmental Action. The limitations in Section 10.07(c) shall not apply to Buyer’s indemnification obligations in the event of a breach by Buyer or its Affiliates of Buyer’s obligations under Section 5.02(c) hereof or any Voluntary Environmental Action, in which case Buyer shall indemnify and hold Seller Group harmless from and against any and all Damages, Environmental Damages, and special, indirect and consequential damages to the extent arising out of such breach. Buyer’s obligations under this paragraph shall become effective (i) with regard to a breach of Section 5.02(c), upon the effective date of this Agreement, and (ii) with regard to a Voluntary Environmental Action, on the Closing Date.

10.04 Indemnification Procedures. Any claim for indemnification under Section 10.02 or Section 10.03 (a “Claim”) shall be valid only if the party seeking indemnification (an “Indemnified Party”) notifies the party against whom indemnification is sought (an “Indemnifying Party”) in writing of, and setting forth in such writing with particularity, the basis for the Claim in accordance with the provisions of this Article 10 (any such writing, a “Claim Notice”). An Indemnified Party shall a Claim Notice to the Indemnifying Party promptly after the Indemnified Party becomes aware of any fact, condition, or event which gives rise to a Claim for which the Indemnified Party wishes to seek indemnification under this Article 10 (provided that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure and provided further that nothing contained herein shall extend the time limits set forth in Section 10.08 hereof). Each Indemnified Party shall use commercially reasonable efforts to mitigate Damages for which it seeks indemnification under this Article 10. If any lawsuit, enforcement action, demand or claim is brought or made by any Person other than a Party to this Agreement (a “Third Party Claim”) against an Indemnified Party involving a matter for which the Indemnified Party wishes to seek indemnification pursuant to Section 10.02 or Section 10.03, written notice thereof shall be given promptly to the Indemnifying Party (provided that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure and provided further that nothing contained herein shall extend the time limits set forth in Section 10.08 hereof). After such notice is given, if the Third Party claim does not involve criminal liability or involve any Governmental Authority as a party thereto, the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s cost, risk and expense, provided that any such exercise of the Indemnifying Party’s rights to take control of the defense and investigation of any Third Party Claim shall not be deemed a waiver of the Indemnifying Party’s right to determine at a later date that such Third Party Claim is not entitled to indemnification under this Agreement, in which case the Indemnifying Party may, in the exercise of its sole discretion, determine not to continue to defend any such Third Party Claim and any action taken by the Indemnifying Party in connection with such determination shall be undertaken in a manner so as not to materially prejudice the defense or the rights of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party so as to minimize the risk of any such prejudice. The party that is not controlling the defense of any Third Party Claim shall cooperate in all reasonable respects with the party that is controlling the defense of any Third Party Claim and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, which shall include, without limitation: (i) furnishing such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals, as reasonably may be requested in connection therewith, (ii) affording access during normal business hours to, and reasonable retention of, records and information which are reasonably relevant to such Third Party Claim, and (iii) making its employees available on a mutually convenient basis to provide additional information and explanation of any material provided to hereunder. The party that is not controlling the defense of a Third Party Claim nevertheless may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim or any appeal arising from any such Third Party Claim.

10.05 Settlement or Compromise of Third Party Action; Failure to Assume Defense. If the Indemnifying Party has assumed control of the defense of a Third Party Claim pursuant to Section 10.04, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any monetary judgment arising from such Third Party Claim without the prior written consent of the Indemnified Party if, and only if, the proposed settlement, compromise or entry: (i) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party or its Affiliates, (ii) does not provide for any remedy, injunctive relief or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees to pay and does pay, and (iii) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim. In all other circumstances, the consent of the Indemnified Party shall be required, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party does not assume the defense of the Third Party Claim in accordance with Section 10.04 within twenty (20) Business Days after the receipt of notice thereof, the Indemnified Party may, at the Indemnifying Party’s expense, defend the Third Party Claim, but may settle and/or compromise the Third Party Claim only with the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

10.06 Adjustment to Purchase Price. Amounts paid with respect to indemnification pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price paid by Buyer for the Interests, and appropriate adjustments shall be made to the allocation of the Purchase Price among the Included Assets which was made pursuant to Section 2.05.

10.07 General Limitations.

(a) Neither Sellers nor Buyer shall be liable under Section 10.02(i) or (to the extent related to Section 10.02(i)) Section 10.02(ix), or Section 10.03(i) or (to the extent related to Section 10.03(i)) Section 10.03(v), for any Damages unless and until the aggregate cumulative amount of Damages exceeds $580,000 (the “Basket Amount”) and then shall be liable only to the extent that the aggregate cumulative amount of such Damages exceeds the Basket Amount; provided, however, that this Section 10.07(a) shall not apply to Damages arising out of any breach of the Core Representations or as a result of any Fraud.

(b) In no event shall the aggregate cumulative amount of Sellers’ or Buyer’s liabilities under Section 10.02(i), or (to the extent related to Section 10.02(i)), Section 10.02(ix), or Section 10.03(i), or (to the extent related to Section 10.03(i)), Section 10.03(v) exceed $5,800,000; provided, however, that this Section 10.07(b) shall not apply to Damages arising out of any breach of the Core Representations or as a result of any Fraud.

(c) In no event shall either Buyer or Sellers be liable for indemnification under this Article 10 for indirect, incidental, consequential, special, liquidated, punitive or exemplary Damages, except to the extent such Damages are included in a Third Party Claim against an Indemnified Party and such Third Party Claim gives rise to an indemnification obligation under this Article 10.

(d) In calculating the amount of Damages for which an Indemnified Party is entitled to indemnification under Article 10, the amount of Damages shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party from an insurance carrier with respect to such Damages (net of any deductibles, self-insured retention or reasonably foreseeable premium increase or other amounts paid by the Indemnified Party in connection with such insurance proceeds) (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder), (ii) any amounts actually received by the Indemnified Party from third parties with respect to Damages pursuant to indemnification, warranty or other similar rights, and (iii) any Tax benefits actually realized by the Indemnified Party or its Affiliates arising out of or in connection with such Damages. In calculating the amount of Damages for which an

Indemnified Party is entitled to indemnification under Article 10, the amount of Damages shall be increased by any Tax costs realized by the Indemnified Party or its Affiliates arising out of or in connection with the receipt of any indemnification payments hereunder for such Damages. If any Damages for which indemnification is provided under this Article 10 subsequently are reduced by any insurance payment or recovery from a third party or by Tax benefits actually realized by the Indemnified Party or its Affiliates, the Indemnified Party promptly shall remit the amount of such reduction to the Indemnifying Party.

(e) Anything in this Agreement notwithstanding, with respect to the indemnification provided by Sellers with respect to any environmental matter (including, without limitation, Excluded Liabilities or Historical Environmental Liabilities pursuant to Section 10.02 and claims under or based on Section 3.06), such indemnity shall not include costs incurred post-Closing for routine operation, closure or maintenance of the Landfill, or compliance with requirements imposed by or agreed to with any Governmental Entity on or after the Closing Date at the Landfill except to the extent attributable to any pre-Closing non-compliance with Law by Sellers or the Companies.

(f) Notwithstanding anything to the contrary herein, in no event shall the Buyer Group or the Seller Group, as the case may be, seeking indemnification under this Agreement be entitled to recover an amount, in the aggregate, in excess of the Purchase Price.

(g) If a Party is entitled to bring a claim under more than one provision of Section 10.02 or 10.03, as the case may be, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.

(h) Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Damages or where the full amount of any Damages is not yet known, provided the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.

10.08 Time Limits. Notwithstanding any other provision of this Agreement, no Claim with respect to the misrepresentation or inaccuracy of a representation and warranty made by a party or parties in this Agreement (other than the Core Representations) shall be valid unless a Claim Notice is given to the Indemnifying Party within the applicable survival period set forth in Section 10.01.

10.09 Exclusive Remedies. With the sole exception of an action seeking injunction, specific performance or other equitable relief (other than rescission or similar relief), from and after the Closing Date, the Parties’ sole and exclusive remedy under this Agreement with respect to the transactions contemplated hereby shall be the rights of indemnification provided for under Article 10.

ARTICLE 11

MISCELLANEOUS

11.01 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Sellers shall pay all costs and expenses attributable to the performance of, and compliance with, all agreements and conditions to be performed or complied with by Sellers under this Agreement (including, without limitation, all fees and expenses of counsel, accountants and other advisors to Sellers and/or the Companies), and Buyer shall pay all costs and expenses attributable to the performance of and compliance with, all agreements and conditions to be performed or complied with by Buyer under this Agreement (including, without limitation, all fees and expenses of Buyer’s legal counsel and accountants).

11.02 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules attached hereto and the documents and agreements referred to herein (which exhibits, schedules and documents are incorporated herein by this reference) shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter, other than the Confidentiality Agreement, which expressly survives and remains in full force and effect after the date hereof. This Agreement cannot be modified or amended except in writing duly executed by each party hereto.

11.03 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) one (1) Business Day after being sent by nationally recognized overnight delivery service, (iii) when sent by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, or (iii) three (3) Business Days after being deposited in the United States mail, certified and with proper postage prepaid, addressed as follows:

If to Sellers:	Verso Paper LLC
Verso Maine Power Holdings LLC
6775 Lenox Center Court, Suite 400
Memphis, TN 38115-4436
Attention: President
Facsimile No.: (901) 369-4228

With copies to:	Verso Paper LLC
Verso Maine Power Holdings LLC
6775 Lenox Center Court, Suite 400
Memphis, TN 38115-4436
Attention: General Counsel
Facsimile No.: (901) 369-4228

and

Pierce Atwood LLP
254 Commercial Street
Portland, ME 04101
Attention: David J. Champoux, Esq.
Facsimile No.: (207) 791-1350

If to Buyer:	AIM Development (USA) LLC
100 E. Sartell Street
Sartell, Minnesota 56377-1947
Attention: Walter Griesseier
E-mail: walterg@aimrecyclinggroup.com

With a copy to:	AIM Holding LP
9100 Henri Bourassa East
Montreal, Quebec H1E 7R9
Attention: Kamila Wirpszo
E-mail: kwirpszo@aim-rg.com

Any party may change the address to which notices or other communications are to be directed to it by giving notice of such change to the other party in the manner provided in this Section 11.03.

11.04 Counterparts. This Agreement may be executed simultaneously in counterparts (which may be by facsimile or electronic transmission), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

11.05 Parties in Interest; Assignment. This Agreement and all of the provisions hereof shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, except that, (a) with notice to Sellers, Buyer may assign this Agreement in whole to an Affiliate of Buyer or, with the written consent of Sellers (which consent may not be unreasonably withheld, delayed or conditioned), to any other Person to whom Buyer transfers any Included Assets after the Closing (directly, indirectly or by operation of law), in each case pursuant to an instrument reasonably satisfactory to Sellers by which the Affiliate or such transferee assumes all of Buyer’s obligations under this Agreement (solely to the extent relating to the Included Assets so transferred in the case of a transfer of Included Assets after the Closing), (b) with notice to Buyer, either Seller may assign this Agreement in whole to an Affiliate to which such Seller conveys the Interests owned by it, pursuant to an instrument reasonably satisfactory to Buyer by which the Affiliate assumes all of such Seller’s obligations under this Agreement; provided, however, that such Sellers shall remain jointly and severally liable for the performance of all such obligations hereunder, and (c) with notice to Buyer, VP and its Affiliates may assign any or all rights arising and exercisable by them under Section 5.09 and Exhibit D to this Agreement or under the Seller License.

11.06 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.07 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement.

Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement includes the plural, and any plural term includes the singular. If any term or condition of this Agreement is found to be ambiguous, the ambiguity shall not be construed against any one particular party and/or in favor of any one particular party, and such ambiguous language shall be in all cases construed as a whole according to its fair meaning.

11.08 No Third Party Beneficiaries. Except as specifically set forth in Section 5.09 and Exhibit D or as otherwise expressly provided in Article 10 hereof or in Section 5.08(e) hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder).

11.09 Consent to Jurisdiction.

(a) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal court located in the Southern District of New York or any state court located in New York sitting in the Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determinate in such court of the State of New York or, to the extent permitted by Law, in such Federal court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any Federal court located in the Southern District of New York or any state court located in New York sitting in the Borough of Manhattan. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.03. Nothing in this Agreement will affect the right of a party to serve process in any other manner permitted by Law.

(d) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.10 Governing Law. This Agreement shall be construed in accordance with and be governed by the Laws of the State of New York as applicable to agreements executed and fully performed in the State of New York.

11.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or its Affiliates on the one hand, or Sellers or their Affiliates on the other hand, shall have any liability for any obligations or liabilities of Buyer or Sellers, as applicable, under this Agreement or the other Transaction Documents, in connection herewith, of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby other than as expressly contemplated by this Agreement and the other Transaction Documents and other than pursuant to guarantees executed and delivered by an Affiliate of Sellers and an Affiliate of Buyer and dated of near or even date herewith.

[Signatures appear on next page]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

AIM DEVELOPMENT (USA) LLC

By:

Name:	HERBERT BLACK
Title:	Vice-President

VERSO PAPER LLC

By:
Name:
Title:

VERSO MAINE POWER HOLDINGS LLC

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

AIM DEVELOPMENT (USA) LLC

By:
Name:
Title:

VERSO PAPER LLC

By:

Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO MAINE POWER HOLDINGS LLC

By:

Name:	David J. Paterson
Title:	President and Chief Executive Officer

EXHIBITS AND SCHEDULES

Exhibits

A	Project Diagram
B	Description of Landfill
C	Form of Seller License
D	Form of Assignment

Schedules

1.01A	Equipment
1.01B	Included Agreements
1.01C	Excluded Assets
3.04	Sellers’ Third-Party Consents
3.05	Liens and Encumbrances
3.06	Environmental Matters
3.06(vi)	Environmental Reports
3.06(vii)	Environmental Permits
3.07	Equipment
3.08	Material Contracts
3.09	Non-Environmental Permits
3.10(a)	Facilities Employees; Labor Disputes; Non-Compliances
3.11	Compliance with Laws
3.12	Litigation
3.13	Changes in the Facilities
3.15	Changes Since December 31, 2013
3.15(a)	Employee Plans
3.15(c)	ERISA Affiliates; Employee Plan Termination Matters
3.18(a)	Insurance Policies
3.18(b)	Insurance Claims
3.20	Real Property
4.04	Buyer’s Third-Party Consents
6.01(d)	Specified Consents